Form 10-K, Exhibit 13
period 2012-12-31
RURBAN FINANCIAL CORP
filed 2013-03-12
CIK 767405

Exhibit 13

FINANCIAL HIGHLIGHTS

(Dollars in thousands except per share data)
Year Ended December 31

	2012	2011	2010	2009	2008

EARNINGS
Interest income	$26,122	$27,509	$29,564	$32,591	$32,669
Interest expense	5,390	6,798	9,602	11,592	15,141
Net interest income	20,732	20,711	19,962	20,999	17,528
Provision for loan losses	1,350	1,994	10,588	5,738	690
Noninterest income	14,845	13,857	20,819	29,304	27,891
Noninterest expense	27,484	30,253	52,308	44,843	37,387
Provision (credit) for income taxes	1,929	658	(6,502)	(660)	2,125
Net income (loss)	4,814	1,664	(15,613)	382	5,217

PER SHARE DATA
Basic earnings	$0.99	$0.34	$(3.21)	$0.07	$1.06
Diluted earnings	0.99	0.34	(3.21)	0.07	1.06
Cash dividends declared	-	-	-	0.36	0.34
Shareholders' equity per share	10.96	9.86	9.47	12.69	12.63

AVERAGE BALANCES
Average total assets	$638,035	$643,528	$673,781	$667,470	$575,491
Average shareholders’ equity	50,300	47,035	57,281	63,576	59,964

RATIOS
Return on average total assets	0.75%	0.26%	-2.32%	0.06%	0.91%
Return on average
shareholders' equity	9.57	3.54	(27.26)	0.60	8.70
Cash dividend payout ratio
(dividends divided by net income)	-	-	-	458.18	32.14
Average shareholders' equity
to average total assets	7.88	7.31	8.50	9.52	10.42

PERIOD END TOTALS
Total assets	$638,234	$628,664	$660,288	$673,049	$657,619
Total investments; fed funds sold	98,702	111,978	132,762	105,083	112,606
Total loans and leases	463,389	442,554	427,544	452,558	450,112
Loans held for sale	6,147	5,238	9,055	16,858	3,824
Allowance for loan losses	6,811	6,529	6,715	7,030	5,020
Total deposits	527,001	518,765	515,678	491,242	484,221
Notes payable	1,702	2,788	3,290	2,147	1,000
Advances from FHLB	21,000	12,776	22,807	35,267	36,647
Trust preferred securities	20,620	20,620	20,620	20,620	20,620
Shareholders' equity	53,284	47,932	46,024	61,708	61,662

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

With the supervision and participation of our President and Chief Executive Officer, and our Chief Financial Officer, management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, based on the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control Integrated Framework”.  Based on our assessment and those criteria, management concluded that, as of December 31, 2012, the Company’s internal control over financial reporting is effective.

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

RURBAN FINANCIAL CORP.

/s/ Mark A. Klein	/s/ Anthony V. Cosentino
Mark A. Klein	Anthony V. Cosentino
President and Chief Executive Officer	Chief Financial Officer

March 12, 2013

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Rurban Financial Corp.
Defiance, Ohio

We have audited the accompanying consolidated balance sheets of Rurban Financial Corp. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended.  The Company's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rurban Financial Corp. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Cincinnati, Ohio
March 12, 2013

Rurban Financial Corp.

Consolidated Balance Sheets
December 31

ASSETS
($ in thousands)	2012	2011

Cash and due from banks	$19,144	$14,846
Available-for-sale securities	98,702	111,978
Loans held for sale	6,147	5,238
Loans, net of unearned income	463,389	442,554
Allowance for loan losses	(6,811)	(6,529)
Premises and equipment, net	12,633	13,773
Federal Reserve and Federal Home Loan Bank Stock, at cost	3,748	3,685
Foreclosed assets held for sale, net	2,367	1,830
Interest receivable	1,235	1,635
Goodwill	16,353	16,353
Core deposits and other intangibles	1,219	1,849
Purchased software	330	159
Cash value of life insurance	12,577	12,224
Deferred income taxes	177	2,286
Mortgage servicing rights	3,775	2,820
Other assets	3,249	3,963

Total assets	$638,234	$628,664

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Deposits
Non interest bearing demand	$77,799	$65,963
Interest bearing NOW	117,289	107,446
Savings	57,461	49,665
Money Market	80,381	74,244
Time Deposits	194,071	221,447
Total deposits	527,001	518,765
Short-term borrowings	10,333	18,779
Notes payable	1,702	2,788
Federal Home Loan Bank advances	21,000	12,776
Trust preferred securities	20,620	20,620
Interest payable	138	2,953
Other liabilities	4,156	4,051
Total liabilities	584,950	580,732

Commitments and Contingent Liabilities

Stockholders' Equity
Preferred stock, $0.00 stated value; authorized
200,000 shares; 0 shares issued	-	-
Common stock, $2.50 stated value; authorized
10,000,000 shares; 5,027,433 shares issued	12,569	12,569
Additional paid-in capital	15,374	15,323
Retained earnings	25,280	20,466
Accumulated other comprehensive income	1,830	1,343
Treasury stock, at cost - 165,654 shares	(1,769)	(1,769)
Total stockholders' equity	53,284	47,932
Total liabilities and stockholders' equity	$638,234	$628,664

See Notes to Consolidated Financial Statements

Rurban Financial Corp.

Consolidated Statements of Income
Years Ended December 31

($ in thousands)	2012	2011

Interest Income
Loans
Taxable	$23,911	$24,445
Tax-exempt	90	75
Securities
Taxable	1,515	2,010
Tax-exempt	606	979
Total interest income	26,122	27,509

Interest Expense
Deposits	2,969	3,982
Notes payable	64	96
Repurchase agreements	142	912
Federal Home Loan Bank advances	333	402
Trust preferred securities	1,882	1,406
Total interest expense	5,390	6,798

Net Interest Income	20,732	20,711

Provision for Loan Losses
Provision for loan losses	1,350	1,994

Net Interest Income After Provision for Loan Losses	19,382	18,717

Non-interest Income
Data service fees	2,515	3,630
Trust fees	2,501	2,616
Customer service fees	2,624	2,531
Gain on sale of mortgage loans	6,284	3,620
Mortgage loan servicing fees, net	124	(970)
Gain on sale of non-mortgage loans	264	208
Net gains on sales of securities	-	1,871
Loss on sale of foreclosed assets	(311)	(333)
Other	844	684
Total non-interest income	$14,845	$13,857

See Notes to Consolidated Financial Statements

Rurban Financial Corp.

Consolidated Statements of Income
Years Ended December 31

($ in thousands)	2012	2011

Non-interest Expense
Salaries and employee benefits	$14,518	$14,174
Net occupancy expense	1,987	2,113
FDIC insurance expense	628	908
Equipment expense	2,837	2,827
Fixed asset and software impairment expense	65	609
Data processing fees	469	625
Professional fees	1,912	1,920
Marketing expense	393	328
Printing and office supplies	230	333
Telephone and communications	580	580
Postage and delivery expense	856	1,099
Insurance expense	98	88
Employee expense	456	524
Other intangible amortization expense	630	737
Goodwill impairment	-	381
FHLB/Repo, prepayment penalty	-	1,083
OREO impairment	58	214
State, local and other taxes	502	457
Other	1,265	1,253
Total non-interest expense	27,484	30,253

Income Before Income Tax	6,743	2,322

Provision for Income Taxes	1,929	658

Net Income	$4,814	$1,664

Basic Earnings Per Share	$0.99	$0.34

Diluted Earnings Per Share	$0.99	$0.34

See Notes to Consolidated Financial Statements

Rurban Financial Corp.

Consolidated Statements of Stockholders’ Equity
Years Ended December 31

					Accumulated
					Other
	Preferred	Common	Additional	Retained	Comprehensive	Treasury
($ in thousands)	Stock	Stock	Paid-In Capital	Earnings	Income	Stock	Total

Balance, January 1, 2011	$-	$12,569	$15,235	$18,802	$1,187	$(1,769)	$46,024

Net Income				1,664			1,664

Change in unrealized gain on securities available for sale, net of reclassification adjustment and tax effect					156		156
Expense of stock option plan			88				88

Balance, December 31, 2011	-	12,569	15,323	20,466	1,343	(1,769)	47,932

Net Income				4,814			4,814

Change in unrealized gain on securities available for sale, net of tax effect					487		487
Expense of stock option plan			51				51
Balance, December 31, 2012	$-	$12,569	$15,374	$25,280	$1,830	$(1,769)	$53,284

See Notes to Consolidated Financial Statements

Rurban Financial Corp.

Consolidated Statements of Comprehensive Income
Years Ended December 31

($'s in thousands)	2012	2011

Net income	$4,814	$1,664
Other comprehensive income (loss):
Available-for-sale investment securities:
Gross unrealized holding gains arising in the period	738	2,107
Related tax expense	(251)	(716)
Less: reclassification adjustment for gains realized in income	-	(1,871)
Related tax expense	-	636
Net effect on other comprehensive income	487	156
Total comprehensive income	$5,301	$1,820

See Notes to Consolidated Financial Statements

Rurban Financial Corp.

Consolidated Statements of Cash Flows
Years Ended December 31

($ in thousands)	2012	2011

Operating Activities
Net Income	$4,814	$1,664
Items not requiring (providing) cash
Depreciation and amortization	1,232	1,783
Provision for loan losses	1,350	1,994
Expense of share-based compensation plan	51	88
Amortization of premiums and discounts on securities	1,266	1,604
Amortization of intangible assets	630	737
Amortization of originated mortgage servicing rights	1,335	744
Deferred income taxes	1,858	837
Proceeds from sale of loans held for sale	325,486	199,628
Originations of loans held for sale	(321,828)	(193,476)
Gain from sale of loans	(6,548)	(3,828)
Loss on sale of foreclosed assets	311	333
(Gain) loss on sales of fixed assets	18	(9)
Net gains on sales of securities	-	(1,871)
Software and fixed asset impairment	65	609
OREO impairment	58	214
Goodwill impairment	-	381
Originated mortgage servicing rights impairment, net	(309)	1,119
Changes in
Interest receivable	400	434
Other assets	(62)	1,005
Interest payable and other liabilities	(2,710)	922

Net cash provided by operating activities	7,417	14,912

Investing Activities
Purchases of available-for-sale securities	(28,573)	(52,227)
Proceeds from maturities of available-for-sale securities	41,321	29,183
Proceeds from sales of available-for-sale securities	-	44,332
Net change in loans	(22,997)	(19,733)
Purchase of premises, equipment and software	(833)	(680)
Proceeds from sales of premises, equipment and software	-	9
Proceeds from sale of bank owned life insurance	-	1,354
Proceeds from sale of foreclosed assets	1,098	1,669
Purchase of FHLB stock	(63)	-
Proceeds from sale of Fed stock	-	63
Net cash (used in) provided by investing activities	$(10,048)	$3,970

See Notes to Consolidated Financial Statements

Rurban Financial Corp.

Consolidated Statements of Cash Flows
Years Ended December 31

($ in thousands)	2012	2011

Financing Activities

Net increase (decrease) in demand deposits, money
market, interest checking and savings accounts	$35,612	$(3,435)
Net increase (decrease) in certificates of deposit	(27,376)	6,521
Net decrease in securities sold under agreements to
repurchase	(8,446)	(27,007)
Proceeds from Federal Home Loan Bank advances	53,000	23,000
Repayment of Federal Home Loan Bank advances	(44,776)	(33,031)
Repayment of notes payable	(1,086)	(502)
Net cash provided by (used in) financing activities	6,928	(34,454)

Increase (Decrease) in Cash and Cash Equivalents	4,298	(15,572)

Cash and Cash Equivalents, Beginning of Year	14,846	30,418

Cash and Cash Equivalents, End of Year	$19,144	$14,846

Supplemental Cash Flows Information
Interest paid	$8,206	$5,816
Income taxes paid (refunded)	$120	$(688)
Transfer of loans to foreclosed assets	$1,181	$2,499

See Notes to Consolidated Financial Statements

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Rurban Financial Corp. (“Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, The State Bank and Trust Company (“State Bank”), RFCBC, Inc. (“RFCBC”), Rurbanc Data Services, Inc. dba RDSI Banking Systems (“RDSI”), Rurban Statutory Trust I (“RST I”), and Rurban Statutory Trust II (“RST II”).  State Bank owns all the outstanding stock of Rurban Mortgage Company (“RMC”), Rurban Investments, Inc. (“RII”) and State Bank Insurance, LLC (“SBI”).  State Bank is primarily engaged in providing a full range of banking, trust and financial services to individual and corporate customers in Northwest Ohio and Northeast Indiana.  State Bank is subject to competition from other financial institutions.  State Bank is regulated by certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.  RFCBC operates as a loan subsidiary that continues to administer one classified loan.  RDSI provides item processing services to community banks in Illinois, Indiana, Michigan, and Ohio.  RST I and RST II are trusts which were organized in 2000 and 2005, respectively, to manage the Company’s trust preferred securities.

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2012 and 2011, cash equivalents consisted primarily of interest-bearing and non-interest bearing demand deposit balances held by correspondent banks.

Pursuant to legislation enacted in 2010, the FDIC fully insured all noninterest-bearing transaction accounts beginning December 31, 2010, through December 31, 2012. This legislation expired on December 31, 2012. Beginning January 1, 2013, noninterest-bearing transaction accounts are subject to the $250,000 limit on FDIC insurance per covered institution.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

For debt securities with fair value below carrying value when the Company does not intend to sell the debt security, and it is more likely than not, the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of the debt security in earnings and the remaining portion in other comprehensive income.

Mortgage Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to non-interest income.  Gains and losses on loan sales are recorded in non-interest income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoffs, are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.  Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.  Generally, loans are placed on non-accrual status not later than 90 days past due.  All interest accrued, but not collected for loans that are placed on non-accrual or charged-off, is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

A fixed asset and software impairment of $0.06 million and $0.61 million was recognized during the years ended December 31, 2012 and 2011, respectively.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Federal Reserve and Federal Home Loan Bank Stock

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems.  The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

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

Subsequent increases in goodwill value, if any, are not recognized in the financial statements.  Goodwill impairment of $0 and $0.38 million was recognized during the years ended December 31, 2012 and 2011, respectively.

Intangible Assets

Intangible assets are being amortized on a straight-line basis over weighted-average periods ranging from one to fifteen years.  Such assets are periodically evaluated as to the recoverability of their carrying value.  Purchased software is being amortized using the straight-line method over periods ranging from one to three years.  No intangible impairments were recognized during the years ended December 31, 2012 and 2011, respectively.

Derivatives are recognized as assets and liabilities on the consolidated balance sheet and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.

Mortgage Servicing Rights

Mortgage servicing assets are recognized separately when rights are acquired through purchase or through sale of financial assets.  Under the servicing assets and liabilities accounting guidance (ASC 806-50), servicing rights from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer.  The Company subsequently measures each class of servicing asset using the amortization method.  Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income.  The amortized assets are assessed for impairment based on fair value at each reporting date.

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

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Each class of separately recognized servicing assets subsequently measured using the amortization method is evaluated and measured for impairment.  Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type.  Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche.  The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measurement of impairment.  Changes in valuation allowances are reported with “Mortgage Loan Servicing Fees, net” on the income statement.  Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized.

Servicing fee income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.  The amortization of mortgage servicing rights is netted against loan servicing fee income.

Share-Based Employee Compensation Plan

At December 31, 2012 and 2011, the Company had a share-based employee compensation plan, which is described more fully in Note 19.

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

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the term “upon examination” also includes resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiaries.  With a few exceptions, the Company is no longer subject to U.S. Federal, State and Local examinations by tax authorities for the years before 2009.  As of December 31, 2012, the Company had no uncertain income tax positions.

Treasury Shares

Treasury stock is stated at cost.  Cost is determined by the weighted average cost method.

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

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.

At December 31, 2012, the Company held $201.4 million in loans secured by commercial real estate. Due to national, state and local economic conditions, values for commercial real estate have declined significantly, and the market for these properties is depressed.

The accompanying financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of the assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity. Furthermore, the Company’s regulators could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the Company’s measurement of regulatory capital and compliance with the capital adequacy guidelines under the regulatory framework for prompt corrective action.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes.  Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities, and unrealized and realized gains and losses in derivative financial instruments that qualify for hedge accounting.

Reclassifications

Certain reclassifications have been made to the 2011 financial statements to conform to the 2012 financial statement presentation.  These reclassifications had no affect on net income.

Note 2:	Restriction on Cash and Due From Banks

State Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2012, was $0.6 million.

Note 3:	Securities

The amortized cost and appropriate fair values, together with gross unrealized gains and losses, of securities are as follows:

($ in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Securities:
December 31, 2012:
U.S. Treasury and Government agencies	$14,301	210	$-	$14,511
Mortgage-backed securities	62,661	1,136	(33)	63,764
State and political subdivisions	16,789	1,462	(2)	18,249
Money Market Mutual Fund	2,155	-	-	2,155
Equity securities	23	-	-	23
	$95,929	$2,808	$(35)	$98,702
December 31, 2011:
U.S. Treasury and Government agencies	$25,238	186	$-	$25,424
Mortgage-backed securities	67,056	761	(118)	67,699
State and political subdivisions	15,586	1,210	(4)	16,792
Money Market Mutual Fund	2,040	-	-	2,040
Equity securities	23	-	-	23
	$109,943	$2,157	$(122)	$111,978

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The amortized cost and fair value of securities available for sale at December 31, 2012, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
($ in thousands)	Amortized Cost	Fair Value
Within one year	$993	$1,015
Due after one year through five years	477	507
Due after five years through ten years	7,742	8,173
Due after ten years	21,878	23,065
	31,090	32,760

Mortgage-backed securities, money market mutual fund & equity securities	64,839	65,942
Totals	$95,929	$98,702

The fair value of securities pledged as collateral, to secure public deposits and for other purposes, was $49.8 million at December 31, 2012, and $52.8 million at December 31, 2011.  The securities delivered for repurchase agreements were $16.2 million at December 31, 2012 and $21.0 million at December 31, 2011.

Gross gains of $1.9 million and gross losses of $0.02 million resulting from sales of available-for-sale securities were realized for 2011. The tax expense for net security gains for 2011 was $0.64 million. There were no realized gains or losses in 2012.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2012 and 2011, was $6.0 million and $12.7 million which is approximately 6% and 11% of the Company's available-for-sale investment portfolio, respectively.

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

The following tables present securities with unrealized losses at December 31, 2012 and 2011:

($ in thousands)	Less than12 Months		12 Months or Longer		Total
December 31, 2012 Available-for-Sale	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$5,202	$(33)	$342	$-	$5,544	$(33)
State and political subdivisions	229	(1)	251	(1)	480	(2)
	$5,431	$(34)	$593	$(1)	$6,024	$(35)

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

($ in thousands)	Less than 12 Months		12 Months or Longer		Total
December 31, 2011 Available-for-Sale	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$11,321	$(55)	$844	$(63)	$12,165	$(118)
State and political subdivisions	501	(4)		-	501	(4)
	$11,822	$(59)	$844	$(63)	$12,666	$(123)

The unrealized loss on the mortgage-backed securities portfolio has been significantly reduced as of December 31, 2012 from the prior year. Management reviews these securities on a quarterly basis and has determined that no impairment exists.  Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concern warrants such evaluation.  When the Company does not intend to sell a debt security, and it is more likely than not, the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31 include:

($ in thousands)	Total Loans		Non-Accrual Loans		Non-Accrual Percentage
	2012	2011	2012	2011	2012	2011
Commercial	$81,767	$78,112	1,246	2,393	1.52%	3.06%
Commercial real estate	201,392	187,829	782	1,456	0.39%	0.78%
Agricultural	42,276	38,361	-	-	0.00%	0.00%
Residential real estate	87,859	87,656	2,631	2,471	2.99%	2.82%
Consumer	50,223	50,681	646	580	1.29%	1.14%
Leasing	148	216	-	-	0.00%	0.00%
Total loans	463,665	442,855	$5,305	$6,900	1.14%	1.56%
Less
Net deferred loan fees, premiums and discounts	(276)	(301)
Loans, net of unearned income	$463,389	$442,554
Allowance for loan losses	$(6,811)	$(6,529)

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following tables present the balance of the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2012 and 2011:

For the Year Ended December 31, 2012	Commercial	Commercial RE &	Agricultural	Residential	Home Equity
($'s in thousands)	& Industrial	Construction	& Farmland	Real Estate	& Consumer	Other	Unallocated	Total
Allowance for load losses:

Beginning balance	$1,914	$2,880	$51	$956	$599	$139	$(10)	$6,529
Charge Offs	(390)	(287)	(10)	(129)	(484)	(28)	-	(1,328)
Recoveries	41	50	7	86	69	6	1	260
Provision	(4)	391	138	175	655	$(14)	8	1,350
Ending Balance	$1,561	$3,034	$186	$1,088	$839	$103	$(1)	$6,811

Ending balance:
individually evaluated for impairment	$485	$55	$-	$386	$195			$1,121
Ending balance:
collectively evaluated for impairment	$1,076	$2,979	$186	$702	$644	$103	$(1)	$5,690

Loans:
Ending balance:
individually evaluated for impairment	$1,232	$725	$-	$2,683	$682			$5,322
Ending balance:
collectively evaluated for impairment	$80,535	$200,667	$42,276	$85,176	$49,541	$148	$-	$458,343

For the Year Ended December 31, 2011	Commercial	Commercial RE &	Agricultural	Residential	Home Equity
($'s in thousands)	& Industrial	Construction	& Farmland	Real Estate	& Consumer	Other	Unallocated	Total
Allowance for load losses:

Beginning balance	$1,723	$3,774	$16	$643	$401	$128	$30	$6,715
Charge Offs	(642)	(2,057)	-	(248)	(460)	-	-	(3,407)
Recoveries	465	32	3	700	21	6	-	1,227
Provision	368	1,131	32	(139)	637	$5	(40)	1,994
Ending Balance	$1,914	$2,880	$51	$956	$599	$139	$(10)	$6,529

Ending balance:
individually evaluated for impairment	$1,017	$19	$5	$280	$212			$1,533
Ending balance:
collectively evaluated for impairment	$897	$2,861	$46	$676	$387	$139	$(10)	$4,996
Loans:
Ending balance:
individually evaluated for impairment	$3,283	$2,473	$5	$2,074	$543			$8,378
Ending balance:
collectively evaluated for impairment	$74,829	$185,356	$38,356	$85,582	$50,138	$216	$-	$434,477

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

Special Mention:  Assets have potential weaknesses that deserve management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date.  Special mention assets are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.  Ordinarily, special mention credits have characteristics which corrective management action would remedy.

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

Loss: Loans are considered uncollectable and of such little value that continuing to carry them as assets on the Company’s financial statement is not feasible.  Loans will be classified Loss when it is neither practical nor desirable to defer writing off or reserving all or a portion of a basically worthless asset, even though partial recovery may be possible at some time in the future.

The risk characteristics of each loan portfolio segment are as follows:

Commercial and Agricultural

Commercial and agricultural loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower.  The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value.  Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee.  Short-term loans may be made on an unsecured basis.  In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Commercial Real Estate including Construction

Commercial real estate loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate.  Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan.  Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy.  The characteristics of properties securing the Company’s commercial real estate portfolio are diverse, but with geographic location almost entirely in the Company’s market area.  Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria.  In general, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk.  In addition, management tracks the level of owner-occupied commercial real estate versus nonowner-occupied loans.

Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews and financial analysis of the developers and property owners.  Construction loans are generally based on estimates of costs and value associated with the completed project.  These estimates may be inaccurate.  Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project.  Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained.  These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential and Consumer

Residential and consumer loans consist of two segments – residential mortgage loans and personal loans.  Residential mortgage loans are secured by 1-4 family residences and are generally owner-occupied, and the Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded.  Home equity loans are typically secured by a subordinate interest in 1-4 family residences, and consumer personal loans are secured by consumer personal assets, such as automobiles or recreational vehicles.  Some consumer personal loans are unsecured, such as small installment loans and certain lines of credit.  Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels.  Repayment can also be impacted by changes in property values on residential properties.  Risk is mitigated by the fact that these loans are of smaller individual amounts and spread over a large number of borrowers.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category as of December 31, 2012 and 2011:

Dec. 31, 2012 Loan Grade	Commercial & Industrial	Comm. RE & Construction	Agricultural & Farmland	Residential Real Estate	Home Equity & Consumer	Other	Total
($ in thousands)
1-2	$1,108	$101	$109	$-	$-	$-	$1,318
3	23,028	55,175	7,938	77,221	45,063	17	208,442
4	54,871	129,846	34,195	6,285	4,223	131	229,551
Total Pass	79,007	185,122	42,242	83,506	49,286	148	439,311
Special Mention	88	12,370	-	1,186	190	-	13,834
Substandard	1,429	3,024	34	699	144	-	5,330
Doubtful	1,243	876	-	2,468	603	-	5,190
Loss	-	-	-	-	-	-	-
Total	$81,767	$201,392	$42,276	$87,859	$50,223	$148	$463,665

Dec. 31, 2011 Loan Grade	Commercial & Industrial	Comm. RE & Construction	Agricultural & Farmland	Residential Real Estate	Home Equity & Consumer	Other	Total
($ in thousands)
1-2	$909	$188	$152	$1,548	$127	$140	$3,064
3	24,375	62,506	13,203	78,122	43,814	-	222,020
4	48,004	110,633	24,950	1,576	6,095	76	191,334
Total Pass	73,288	173,327	38,305	81,246	50,036	216	416,418
Special Mention	610	9,703	5	1,666	72	-	12,056
Substandard	2,037	3,358	51	1,834	92	-	7,372
Doubtful	2,177	1,441	-	2,910	481	-	7,009
Loss	-	-	-	-	-	-	-
Total	$78,112	$187,829	$38,361	$87,656	$50,681	$216	$442,855

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. Beginning January 1, 2011, the Company began using a three-year average of historical losses for the general component of the allowance for loan loss calculation. The Company had previously used a five-year average. No other significant changes were made to the loan risk grading system definitions and allowance for loan loss methodology during the periods presented.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2012 and 2011:

December 31, 2012	30-59 Days	60-89 Days	Greater Than	Total Past		Total Loans
($ in thousands)	Past Due	Past Due	90 Days	Due	Current	Receivable
Commercial & Industrial	$26	$2	$497	$525	$81,242	$81,767
Commercial RE	1,623	320	264	2,207	199,185	201,392
Agricultural & Farmland	-	-	-	-	42,276	42,276
Residential Real Estate	90	139	1,467	1,696	86,163	87,859
Home Equity & Consumer	319	76	280	675	49,548	50,223
Other	-	-	-	-	148	148
Loans	2,058	537	2,508	5,103	458,562	463,665
Loans held for Sale	-	-	-	-	6,147	6,147
Total	$2,058	$537	$2,508	$5,103	$464,709	$469,812

December 31, 2011	30-59 Days	60-89 Days	Greater Than	Total Past		Total Loans
($ in thousands)	Past Due	Past Due	90 Days	Due	Current	Receivable
Commercial & Industrial	$58	$-	$2,334	$2,392	$75,720	$78,112
Commercial RE	67	-	1,656	1,723	186,106	187,829
Agricultural & Farmland	-	-	-	-	38,361	38,361
Residential Real Estate	412	784	569	1,765	85,891	87,656
Home Equity & Consumer	465	194	505	1,164	49,517	50,681
Other	-	-	-	-	216	216
Loans	1,002	978	5,064	7,044	435,811	442,855
Loansheld for Sale	-	-	-	-	5,238	5,238
Total	$1,002	$978	$5,064	$7,044	$441,049	$448,093

All loans past due 90 days are systematically placed on nonaccrual status.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

The following tables present impaired loan activity for the twelve months ended December 31, 2012 and 2011:

Twelve Months Ended December 31, 2012
($'s in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial & Industrial	$394	$2,280	$-	$2,419	$-
Commercial RE & Construction	527	1,529	-	1,610	15
Agricultural & Farmland	-	-	-	-	-
Residential Real Estate	1,122	1,204	-	1,284	57
Home Equity & Consumer	228	260	-	272	10
All Impaired Loans < $100,000	1,336	1,336	-	1,336	-
With a specific allowance recorded:
Commercial & Industrial	838	944	485	949	6
Commercial RE & Construction	198	198	55	198	-
Agricultural & Farmland	-	-	-	-	-
Residential Real Estate	1,561	1,561	386	1,530	62
Home Equity & Consumer	454	454	195	471	20
All Impaired Loans < $100,000	-	-	-	-	-
Totals:
Commercial & Industrial	$1,232	$3,224	$485	$3,368	$6
Commercial RE & Construction	$725	$1,727	$55	$1,808	$15
Agricultural & Farmland	$-	$-	$-	$-	$-
Residential Real Estate	$2,683	$2,765	$386	$2,814	$119
Home Equity & Consumer	$682	$714	$195	$743	$30
All Impaired Loans < $100,000	$1,336	$1,336	$-	$1,336	$-

Twelve Months Ended December 31, 2011
($'s in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial & Industrial	$1,206	$1,856	$-	$1,737	$89
Commercial RE & Construction	1,061	2,149	-	2,264	4
Agricultural & Farmland	-	-	-	-	-
Residential Real Estate	581	581	-	678	42
Home Equity & Consumer	189	217	-	191	2
All Impaired Loans < $100,000	1,065	1,065	-	1,065	-
With a specific allowance recorded:
Commercial & Industrial	2,077	3,787	1,017	2,528	-
Commercial RE & Construction	1,412	2,827	19	2,029	21
Agricultural & Farmland	5	5	5	5	1
Residential Real Estate	1,493	1,596	280	1,655	66
Home Equity & Consumer	354	354	212	365	8
All Impaired Loans < $100,000	-	-	-	-	-
Totals:
Commercial & Industrial	$3,283	$5,643	$1,017	$4,265	$89
Commercial RE & Construction	$2,473	$4,976	$19	$4,293	$25
Agricultural & Farmland	$5	$5	$5	$5	$1
Residential Real Estate	$2,074	$2,177	$280	$2,333	$108
Home Equity & Consumer	$543	$571	$212	$556	$10
All Impaired Loans < $100,000	$1,065	$1,065	$-	$1,065	$-

Impaired loans less than $100,000 are included in groups of homogenous loans.  These loans are evaluated based on delinquency status.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

●
Interest rate reduction: A reduction of the stated interest rate to a nonmarket rate for the remaining original life of the debt. The Company also may grant interest rate concessions for a limited timeframe on a case by case basis.

●	Amortization or maturity date change beyond what the collateral supports, including any of the following:

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

●
Other:  A concession that is not categorized as one of the concessions described above.  These concessions include, but are not limited to: principal forgiveness, collateral concessions, covenant concessions, and reduction of accrued interest.  Principal forgiveness may result from any TDR modification of any concession type.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The tables below present the activity of TDR’s during the years ended December 31, 2012 and 2011:

	2012
	Number of	Pre-Modification Recorded	Post-Modification Recorded
($ in thousands)	Contracts	Investment	Investment
Residential Real Estate	14	$660	$660
Consumer	2	21	21
Commercial Real Estate	1	198	198
Total	17	$879	$879

Of the TDRs entered into during 2012, two had subsequently defaulted as of December 31, 2012. Both defaults during the year were residential real estate loans with a total defaulted balance of $0.19 million. Redefaults are defined as loans that were performing TDRs that became 90 days or more past due post restructuring.  The Company has specifically allocated $0.9 million of the $6.8 million in loan loss allowance to TDR loans.  All TDRs resulted from a reduction to a borrowers rate, or an extension of the prior maturity date.  No principal reductions have been granted.

	2011
	Number of Contracts	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
Residential Real Estate	14	$1,011	$1,011

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 5:	Derivative Financial Instruments

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions.  The Company manages its exposures to a wide variety of business and operational risks primarily through management of its core business activities.  The Company manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its assets and liabilities and through the use of derivative financial instruments.  Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates.  The Company’s derivative financial instruments are used to manage differences in the amount, timing and duration of the Company’s known or expected cash payments principally related to certain variable-rate assets.

Non-designated Hedges

The Company does not use derivatives for trading or speculative purposes.  Derivatives not designated as hedges are not speculative and result from a service the Company provides to certain customers.  The Company executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies.  Those interest rate swaps are simultaneously hedged by offsetting interest rate swaps that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions.  As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings.  As of December 31, 2012, the notional amount of customer-facing swaps was approximately $7.63 million.  This amount is offset with third party counterparties, as described above.

The Company has minimum collateral posting thresholds with its derivative counterparties.  As of December 31, 2012, the Company had posted cash as collateral in the amount of $0.21 million.

Fair Values of Derivative Instruments on the Balance Sheet

The table below presents the fair value of the Company’s derivative financial instruments, as well as their classification on the Balance Sheet, as of December 31, 2012.  The Company had no derivative instruments at December 31, 2011.

	Asset Derivatives		Liability Derivatives
($ in thousands)	December 31, 2012		December 31, 2012
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value
Derivatives not designated as hedging instruments:
Interest rate contracts	Other Assets	$254	Other Liabilities	$254

Effect of Derivative Instruments on the Income Statement

The Company’s derivative financial instruments had no net effect on the Income Statement for the year ended December 31, 2012. The Company had no derivative financial instruments during 2011.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 6:	Premises and Equipment

Major classifications of premises and equipment stated at cost were as follows at December 31:

	2012	2011

Land	$1,977	$1,977
Buildings and improvements	15,384	15,327
Equipment	7,865	7,927
Construction in progress	166	453
	25,392	25,684

Less accumulated depreciation	(12,759)	(11,911)

Net premises and equipment	$12,633	$13,773

Note 7:	Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2012 and 2011 were:

($ in thousands)	2012	2011
Balance as of January 1
Goodwill	$21,415	$21,415
Accumulated impairment losses - Data Processing	(5,062)	(4,681)
Impairment losses during the year - Data Processing	-	(381)
Balance as of December 31
Goodwill	21,415	21,415
Accumulated impairment losses	(5,062)	(5,062)
	$16,353	$16,353

Goodwill impairment is tested on the last day of the last quarter of each calendar year. The goodwill impairment test is performed in two steps. If the fair market value of the stock is greater than the calculated book value of the stock, the goodwill is deemed not to be impaired and no further testing is required. If the fair market value is less than the calculated book value, an additional step of determining fair value is taken to determine if there is any impairment.  Goodwill at both State Bank (2012 and 2011) and RDSI (2011 only) was reviewed independently as of December 31, of these years.  Step one indicated the fair value of State Bank was in excess of its book value at the end of both 2012 and 2011 and no further testing was required.

Goodwill at RDSI was reviewed as of December 31, 2011. After an extensive review, it was determined that the Goodwill evaluation failed step one, and the step two evaluation indicated that the carrying value of Goodwill was in excess of its fair value by $0.38 million in 2011. As no remaining Goodwill existed at RDSI in 2012, no further testing was required.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 8:	Other Intangible Assets

The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2012 and 2011 were:

	2012		2011
($ in thousands)	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Core deposits intangible	$5,451	$(4,302)	$5,451	$(3,680)
Customer relationship intangible	200	(130)	200	(122)
Banking intangibles	5,651	(4,432)	5,651	(3,802)

Purchased software - banking	978	(700)	679	(598)
Purchased software - data processing	164	(112)	162	(84)
Purchased software	1,142	(812)	841	(682)
Total	$6,793	$(5,244)	$6,492	$(4,484)

Amortization expense for Core Deposits and Other for the years ended December 31, 2012 and 2011 was $0.63 million and $0.74 million, respectively.  Amortization expense for purchased software for the years ended December 31, 2012 and 2011 was $0.13 million and $0.28 million, respectively.  At December 31, 2011 RDSI wrote-off software related to a specialized vendor.  Estimated amortization expense for each of the following five years is:

($ in thousands)	2013	2014	2015	2016	2017

Core deposit intangible	$574	$372	$201	$13	$11
Customer relationship intangible	7	6	6	5	5
Banking intangibles	581	378	207	18	16

Purchased software - Banking	89	81	62	52	9
Purchased software - Data Processing	19	16	3	-	-
Purchased Software	108	97	65	52	9
Total	$689	$476	$272	$70	$25

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 9:	Mortgage Servicing Rights

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others approximated $528.1 million and $402.1 million at December 31, 2012 and 2011, respectively.  Contractually specified servicing fees, late fees and ancillary fees of approximately $1.1 million and $0.90 million were included in loan servicing fees in the income statement at December 31, 2012 and 2011, respectively.

The following table summarizes mortgage servicing rights capitalized and related amortization, along with activity in the related valuation allowance:

($ in thousands)	2012	2011

Carrying amount, beginning of year	$2,820	$3,190
Mortgage servicing rights capitalized during the year	1,981	1,493
Mortgage servicing rights amortization during the year	(1,335)	(744)
Net change in valuation allowance	309	(1,119)
Carrying amount, end of year	$3,775	$2,820

Valuation allowance:
Beginning of year	$1,119	$-
Additions	-	1,119
Reduction	(309)	-

End of year	$810	$1,119

Fair Value, beginning of period	$2,820	$3,264
Fair Value, end of period	$4,329	$2,820

During 2012, recapture of the valuation allowance of $0.3 million was taken to adjust the carrying value of the impaired mortgage servicing rights to the fair value for indicated tranches.  The fair value is determined by an independent analysis conducted by a third party on a quarterly basis.

Note 10:	Interest-Bearing Time Deposits

Interest-bearing time deposits in denominations of $100,000 or more were $85.3 million on December 31, 2012, and $99.9 million on December 31, 2011.  Certificates of deposit obtained from brokers totaled approximately $5.9 million at both December 31, 2012 and 2011 and mature between 2013 and 2015.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

At December 31, 2012, the scheduled maturities of time deposits were as follows:

($ in thousands)
2013	$95,274
2014	53,386
2015	22,335
2016	12,070
2017	9,079
Thereafter	1,927

$194,071

Included in time deposits at December 31, 2012 and 2011 were $28.1 million and $37.8 million, respectively, of deposits which were obtained through the Certificate of Deposit Account Registry Service (CDARS).  This service allows deposit customers to maintain fully insured balances in excess of the $250,000 FDIC limit without the inconvenience of having multi-banking relationships.  Under the reciprocal program that State Bank is currently participating in, customers agree to allow State Bank to place their deposits with other participating banks in the CDARS program in insurable amounts under $250,000.  In exchange, other banks in the program agree to place their deposits with State Bank also in insurable amounts under $250,000.

Note 11:	Short-Term Borrowings

($ in thousands)	2012	2011

Securities sold under repurchase agreements - retail	$10,333	$13,779
Securities sold under repurchase agreements - broker	-	5,000

Total short-term borrowings	$10,333	$18,779

At both December 31, 2012 and 2011, State Bank had $11.5 million in federal funds lines, of which $0 was drawn upon.

State Bank has retail repurchase agreements to facilitate cash management transactions with commercial customers.  These obligations are secured by agency and mortgage-backed securities and such collateral is held by Wilmington Trust Company.  At December 31, 2012, retail repurchase agreements totaled $10.3 million.  The maximum amount of outstanding agreements at any month end during 2012 and 2011 totaled $15.0 million and $15.2 million, respectively, and the monthly average of such agreements totaled $12.6 million and $13.2 million, respectively.  The agreements at December 31, 2012 and 2011 mature within one month.

State Bank also had a repurchase agreement during 2012 with a brokerage firm who was in possession of the underlying securities.  This repurchase agreement matured on July 10, 2012 and the securities were returned to State Bank on the repurchase date.  The maximum amount of outstanding agreements at any month-end during 2012 and 2011 totaled $5.0 million and $35 million, respectively, and the monthly average of such agreements totaled $2.6 million and $18.1 million, respectively.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 12:	Notes Payable

Notes payable at December 31, included:

($ in thousands)	2012	2011
Note payable in the amount of $2.7 million, secured by all equipment and receivables of RDSI, monthly payments of $34 thousand together with interest at a fixed rate of 6.00%, maturing July 20, 2015.	$952	$1,288

Note payable with First Tennessee Bank, with an orginal amount of $1.5 million, secured by 300,000 shares of State Bank common stock, principal payments of $187 thousand quarterly together with interest at the greater of the 3 Month LIBOR rate plus 3.75%, or 6.0%, maturing October 31, 2013.	750	1,500

	$1,702	$2,788

Aggregate annual maturities of notes payable at December 31, 2012 were:

($ in thousands)	Debt

2013	$1,114
2014	386
2015	202

$1,702

Pursuant to a loan covenant agreement between the Company and First Tennessee Bank, National Association (“FTB”), State Bank must maintain certain performance ratios, including a minimum Tier 1 Capital to average assets ratio of 7.5 percent, a year-to-date return on assets (ROA) of 50 basis points and a nonperforming asset ratio (calculated as non-performing loans plus OREO divided by total loans plus OREO) of less than 2.25 percent. In addition, the issuance of any regulatory order would constitute a covenant violation.

At December 31, 2012, State Bank’s compliance with the loan covenant was as follows:  Tier 1 capital was 8.4 percent, year to date ROA was 102 basis points and the nonperforming asset ratio was 1.40 percent.  On March 9, 2011, a consent order was entered into by the Company and RDSI with the Board of Governors of the Federal Reserve System. The consent order was still in place as of December 31, 2012, but was subsequently terminated on February 8, 2013.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 13:	Federal Home Loan Bank Advances

The Federal Home Loan Bank advances were secured by $59.8 million in mortgage loans at December 31, 2012.  Advances, at interest rates from 0.25 to 3.13 percent, are subject to restrictions or penalties in the event of prepayment.

Aggregate annual maturities of Federal Home Loan Bank advances at December 31, 2012, were:

($ in thousands)	Debt

2013	$5,000
2014	8,500
2015	-
2016	2,500
2017 and thereafter	5,000
Total	$21,000

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 14:	Trust Preferred Securities

On September 15, 2005, RST II, a wholly-owned subsidiary of the Company, closed a pooled private offering of 10,000 Capital Securities with a liquidation amount of $1,000 per security.  The proceeds of the offering were loaned to the Company in exchange for junior subordinated debentures with terms similar to the Capital Securities.  The sole assets of RST II are the junior subordinated debentures of the Company and payments thereunder.  The junior subordinated debentures and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of RST II under the Capital Securities.  Distributions on the Capital Securities are payable quarterly at an interest rate that changes quarterly and is based on the 3-month LIBOR and are included in interest expense in the consolidated financial statements.  These securities are considered Tier 1 capital (with certain limitations applicable) under current regulatory guidelines.  As of December 31, 2012 and 2011, the outstanding principal balance of the Capital Securities was $10,000,000.

On September 7, 2000, RST I, a wholly-owned subsidiary of the Company, closed a pooled private offering of 10,000 Capital Securities with a liquidation amount of $1,000 per security.  The proceeds of the offering were loaned to the Company in exchange for junior subordinated debentures with terms similar to the Capital Securities.  The sole assets of RST I are the junior subordinated debentures of the Company and payments thereunder.  The junior subordinated debentures and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of RST I under the Capital Securities.  Distributions on the Capital Securities are payable semi-annually at the annual rate of 10.6 percent and are included in interest expense in the consolidated financial statements.  These securities are considered Tier 1 capital (with certain limitations applicable) under current regulatory guidelines.  As of December 31, 2012 and 2011, the outstanding principal balance of the Capital Securities was $10,000,000.

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

On August 5, 2010, the Company notified the trustees of the Capital Securities of the Company’s election to defer (a) the quarterly interest payments on the RST II Capital Securities, beginning on September 15, 2010 and extending through December 15, 2011, and (b) the next semi-annual interest payments on the RST I Capital Securities, beginning on September 7, 2010 and extending through March 7, 2012. During any interest deferral period, the trust preferred indentures prohibit the Company from paying common stock dividends or repurchasing shares of common stock. These interest payments were brought current in October 2012, which will remove the restriction on dividends effective March 7, 2013.

In early 2012, regulatory authorities issued new guidance regarding the classification of the above securities. If implemented, this new guidance would, over time, eliminate the securities from Tier 1 capital. As of December 31, 2012, the proposed guidelines have been delayed. At this time, the Company cannot fully predict the future treatment of these securities for Tier 1 capital purposes.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 15:	Income Taxes

The provision for income taxes includes these components:

($ in thousands)	For The Year Ended December 31,
	2012	2011
Taxes currently payable	$71	$(179)
Deferred provision	1,858	837
Income tax expense	$1,929	$658

A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

	For The Year Ended December 31,
($ in thousands)	2012	2011
Computed at the statutory rate (34%)	$2,293	$789
Increase (decrease) resulting from
Tax exempt interest	(233)	(329)
BOLI Income	(120)	(126)
BOLI Surrender	-	217
Penalty on Modified Endowment Contracts (MEC)	-	64
Other	(11)	43
Actual tax expense	$1,929	$658

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The tax effects of temporary differences related to deferred taxes shown on the balance sheets are:

	At December 31,
($ in thousands)	2012	2011
Deferred tax assets
Allowance for loan losses	$2,316	$2,220
OREO Writedowns/Expense	83	193
Accrued compensation and benefits	458	454
Net deferred loan fees	94	101
Mark to market adjustments	267	200
Purchase accounting adjustments	3	30
NOL carry over	2,107	3,889
AMT credit carry over	322	202
Other	261	220
	5,911	7,508
Deferred tax liabilities
Depreciation	(1,049)	(1,078)
Mortgage servicing rights	(1,284)	(959)
Unrealized gains on available-for-sale securities	(943)	(692)
Purchase accounting adjustments	(1,743)	(1,794)
Prepaids	(249)	(234)
FHLB stock dividends	(466)	(466)
	(5,734)	(5,222)
Net deferred tax asset	$177	$2,286

The NOL carry over of $6.2 million begins to expire in 2029.

The Company performed a valuation analysis based on income projections of the deferred tax asset as of December 31, 2012.  Based upon that analysis, no valuation reserve was required.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 16:	Regulatory Matters

The Company and State Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and State Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s and State Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and State Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2012, that the Company and State Bank exceeded all capital adequacy requirements to which they were subject.

As of December 31, 2012, the most recent notification to the regulators categorized State Bank as well-capitalized under the regulatory framework for prompt corrective action.  To be categorized as well-capitalized, State Bank must maintain capital ratios as set forth in the table below.  There are no conditions or events since that notification that management believes have changed State Bank’s status as well-capitalized.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The Company and State Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
($ in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012
Total Capital
(to Risk-Weighted Assets)
Consolidated	$59,448	12.6%	$37,799	8.0%	$-	N/A
State Bank	57,138	12.1%	37,647	8.0%	47,059	10.0%

Tier 1 Capital
(to Risk-Weighted Assets)
Consolidated	45,854	9.7%	18,935	4.0%	-	N/A
State Bank	51,244	10.9%	18,824	4.0%	28,235	6.0%

Tier 1 Capital
(to Average Assets)
Consolidated	45,854	7.4%	24,763	4.0%	-	N/A
State Bank	51,244	8.4%	24,531	4.0%	30,664	5.0%

As of December 31, 2011
Total Capital
(to Risk-Weighted Assets)
Consolidated	$52,010	11.4%	$36,749	8.0%	$-	N/A
State Bank	54,564	12.0%	36,348	8.0%	45,435	10.0%

Tier 1 Capital
(to Risk-Weighted Assets)
Consolidated	40,207	8.8%	18,424	4.0%	-	N/A
State Bank	48,878	10.8%	18,174	4.0%	27,261	6.0%

Tier 1 Capital
(to Average Assets)
Consolidated	40,207	6.5%	24,563	4.0%	-	N/A
State Bank	48,878	8.0%	24,411	4.0%	30,514	5.0%

By letter dated February 11, 2013, the Company was notified by Regulatory authorities that the previously issued Consent Order on RDSI, issued March 9, 2011, was terminated effective as of February 8, 2013.  During the period when the Order was in place, the Company was in full compliance with all aspects of the Order.

State Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2012, approximately $4.3 million of retained earnings were available for dividend declaration without prior regulatory approval.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 17:	Related Party Transactions

Certain directors, executive officers and principal shareholders of the Company, including associates of such persons, are loan customers.  A summary of the related party loan activity, for loans aggregating $60,000 or more to any one related party, follows for the years ended December 31, 2012 and 2011:

($ in thousands)	2012	2011

Balance, January 1	$-	$344
New Loans	-	-
Repayments	-	(344)
Other changes	-	-

Balance, December 31	$-	$-

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

Deposits from related parties held by the Bank at December 31, 2012 and 2011, totaled $0.87 million and $0.71 million, respectively.

Note 18:	Employee Benefits

The Company has entered into Change in Control Agreements with Mark A. Klein, President and Chief Executive Officer and Anthony V. Cosentino, Executive Vice President and Chief Financial Officer.  Under the terms of the agreements, the named executive officers are entitled to receive certain severance or change in control payments and benefits if they are terminated by the Company under certain circumstances.

The Company has retirement savings 401(k) plans covering substantially all employees.  Employees contributing up to 4 percent of their compensation receive a Company match of 100 percent of the employee’s contribution.  Employee contributions are vested immediately and the Company’s matching contributions are fully vested after three years of employment.  Employer contributions charged to expense for 2012 and 2011 were $0.37 million and $0.37 million, respectively.

Also, the Company has Supplemental Executive Retirement Plan (“SERP”) Agreements with certain active and retired officers.  The agreements provide monthly payments for up to 15 years that equal 15 percent to 25 percent of average compensation prior to retirement or death.  The charges to expense for the current agreements were $0.14 million and $0.14 million for 2012 and 2011, respectively.

Life insurance plans are provided for certain executive officers on a split-dollar basis.  The Company is the owner of the split-dollar policies.  The officers are entitled to a sum equal to two times either the employee’s annual salary at death, if actively employed, or final annual salary, if retired, less $0.05 million, not to exceed the employee’s portion of the death benefit.  The Company is entitled to the portion of the death proceeds which equates to the cash surrender value less any loans on the policy and unpaid interest or cash withdrawals previously incurred by the Company.  The employees have the right to designate one or more beneficiaries to receive their share of the proceeds payable upon death.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Additional life insurance is provided to certain officers through a bank-owned life insurance policy (“BOLI”).  By way of a separate split-dollar agreement, the policy interests are divided between State Bank and the insured’s beneficiary.  State Bank owns the policy cash value and a portion of the policy net death benefit, over and above the cash value assigned to the insured’s beneficiary. The cash surrender value of all life insurance policies totaled approximately $12.6 million at December 31, 2012, and $12.2 million at December 31, 2011.

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

Benefit expense for the value of the stock purchased is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP.  Allocated shares in the ESOP at December 31, 2012 and 2011, were 442,861 and 370,820, respectively.

Dividends on allocated shares are recorded as dividends and charged to retained earnings.  Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP.  ESOP expense for the years ended December 31, 2012 and 2011 was $0.40 million and $0.30 million, respectively.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

The compensation cost charged against income for both the 1997 and 2008 Plans was $0.05 million and $0.09 million for 2012 and 2011, respectively.  The total income tax benefit recognized in the income statement for share-based compensation arrangements was $0.02 million and $0.02 million for 2012 and 2011, respectively.

The fair value of each option award was estimated on the date of grant using the Black-Scholes valuation model.  No options were granted in either 2012 or 2011.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

A summary of option activity under the Company’s plans as of December 31, 2012, and changes during the year then ended, is presented below:

	2012
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding,
beginning of year	303,974	$9.85
Granted	-	-
Forfeited	1,500	6.98
Expired	3,125	13.30
Outstanding, end of year	299,349	$9.86	4.81	$-

Exercisable, end of year	211,149	$11.07	3.85	$-

As of December 31, 2012, there was $0.10 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2008 Plan.  That cost is expected to be recognized over a weighted-average period of 1.04 years.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 20:	Earnings Per Share

Earnings per share (EPS) for the years ended December 31, 2012 and 2011 is computed as follows:

($ in thousands)		2012
	Income	Weighted-Average Shares	Per Share Amount
Basic earnings per share
Net income available to common shareholders	$4,814	4,862	$0.99
Effect of dilutive securities
Stock options & restricted stock	-	-
Diluted earnings per share
Net income available to common shareholders and assumed conversions	$4,814	4,862	$0.99

Options to purchase 299,349 common shares at $6.66 to $14.15 per share were outstanding at December 31, 2012, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

		2011
($ in thousands)	Income	Weighted-Average Shares	Per Share Amount
Basic earnings per share
Net income available to common shareholders	$1,664	4,862	$0.34
Effect of dilutive securities
Stock options & restricted stock	-	-
Diluted earnings per share
Net income available to common shareholders and assumed conversions	$1,664	4,862	$0.34

Options to purchase 303,974 common shares at $6.66 to $14.15 per share were outstanding at December 31, 2011, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 21:	Leases

The Company’s subsidiaries, The State Bank and Trust Company and RDSI Banking Systems, have several non-cancellable operating leases for business use that expire over the next ten years.  These leases generally contain renewal options for periods of five years and require the lessee to pay all executory costs such as taxes, maintenance and insurance.  Aggregate rental expense for these leases was $0.46 million and $0.44 million for the years ended December 31, 2012 and 2011, respectively.

Future minimum lease payments under operating leases are:

($ in thousands)
2013	$333
2014	263
2015	95
2016	100
2017	86
Thereafter	77

Total minimum lease payments	$954

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 22:	Disclosures About Fair Value of Assets and Liabilities

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

Interest Rate Contracts

The fair values of interest rate contracts are based upon the estimated amount the Company would receive or pay to terminate the contracts or agreements, taking into account underlying interest rates, creditworthiness of underlying customers for credit derivatives and, when appropriate, the creditworthiness of the counterparties.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following table presents the fair value measurements of securities measured at fair value on a recurring basis and the level within ASC 820 fair value hierarchy in which the fair value measurements fall at December 31, 2012 and 2011:

Fair Value Measurements Using:

($ in thousands) Available-for-Sale Securities:	Fair Values at 12/31/2012	(Level 1)	(Level 2)	(Level 3)
U.S. Treasury and Government Agencies	$14,511	$-	$14,511	$-
Mortgage-backed securities	63,764	-	63,764	-
State and political subdivisions	18,249	-	18,249	-
Money Market Mutual Fund	2,155	2,155	-	-
Equity securities	23	-	23	-
Interest rate contracts	254		254

Fair Value Measurements Using:

($ in thousands) Available-for-Sale Securities:	Fair Values at 12/31/2011	(Level 1)	(Level 2)	(Level 3)
U.S. Treasury and Government Agencies	$25,424	$-	$25,424	$-
Mortgage-backed securities	67,699	-	67,699	-
State and political subdivisions	16,792	-	16,792	-
Money Market Mutual Fund	2,040	2,040	-	-
Equity securities	23	-	23	-

Level 1 - Quoted Pricesin Active Marketsfor Identical Assets
Level 2 - Significant Other Observable Inputs
Level 3 - Significant Unobservable Inputs

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a non recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Loans for which it is probable the Company will not collect all principal and interest due according to contractual terms are measured for impairment.  If the impaired loan is collateral dependent, then the fair value method of measuring the amount of impairment is utilized.  This method requires obtaining an independent appraisal of the collateral and applying a discount factor to the value based on the Company’s loan review policy.  All impaired loans held by the Company were collateral dependent at December 31, 2012 and 2011.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following table presents the fair value measurements of assets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2012 and 2011:

Fair Value Measurements Using:

($ in thousands) Description	Fair Values at 12/31/2012	(Level 1)	(Level 2)	(Level 3)
Impaired loans	$2,227	$-	$-	$2,227
Mortgage Servicing Rights	3,755	-	-	3,755
Foreclosed Assets	950	-	-	950

Fair Value Measurements Using:

($ in thousands) Description	Fair Values at 12/31/2011	(Level 1)	(Level 2)	(Level 3)
Impaired loans	$5,575	$-	$-	$5,575
Mortgage Servicing Rights	2,820	-	-	2,820
Foreclosed Assets	877	-	-	877
Impaired Software	159			159

Level 1 - Quoted Pricesin Active Marketsfor Identical Assets
Level 2 - Significant Other Observable Inputs
Level 3 - Significant Unobservable Inputs

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.

($ in thousands)	Fair Value at 12/31/2012	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Collateral-dependent impaired loans	$2,227	Market comparable properties	Comparability adjustments (%)	Not available
Foreclosed asset	950	Market comparable properties	Marketability discount	10.0%
Mortgage servicing rights	3,755	Discounted cash flow	Discount Rate	8.50%
			Constant prepayment rate	15.60%
			P&I earnings credit	0.21%
			T&I earnings credit	0.81%
			Inflation for cost of servicing	1.50%

The mortgage servicing rights portfolio is measured for fair value by an independent third party.  The valuation of the portfolio hinges on a number of quantitative factors.  These factors include, but are not limited to, a discount rate applied to the cash flows, and an assumption of future principle prepayments. The prepayment assumptions are based upon the historical performance of the Company’s portfolio as well as market metrics.  There were no changes in the inputs or methodologies used to determine fair value at December 31, 2012 as compared to December 31, 2011.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Cash and Cash Equivalents and Federal Reserve and Federal Home Loan Bank Stock and Accrued Interest Payable and Receivable

The carrying amount approximates the fair value.

Loans

The estimated fair value for loans receivable, net, is based on estimates of the rate State Bank would charge for similar loans at December 31, 2012 and 2011, applied for the time period until the loans are assumed to re-price or be paid.

Loans Held for Sale

The fair value of loans held for sale is based upon quoted market prices, where available, or is determined by discounting estimated cash flows using interest rates approximating the Company’s current origination rates for similar loans and adjusted to reflect the inherent credit risk.

Deposits, Short-term borrowings, Notes Payable & Federal Home Loan Bank Advances

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates the fair value. The estimated fair value for fixed-maturity time deposits, as well as borrowings, is based on estimates of the rate State Bank could pay on similar instruments with similar terms and maturities at December 31, 2012 and 2011.

Loan Commitments

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  The estimated fair value for other financial instruments and off-balance-sheet loan commitments approximate cost at December 31, 2012 and 2011 are not considered significant to this presentation.

Trust Preferred Securities

The fair value for Trust Preferred Securities is estimated by discounting the cash flows using an appropriate discount rate.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

December 31, 2012	Carrying	Fair Value Measurments Using
$'s in thousands	Amount	(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and cash equivalents	$19,144	$19,144	$-	$-
Loans held for sale	6,147	-	6,350	-
Loans, net of allowance for loan losses	456,578	-	-	462,773
Federal Reserve and FHLB Bank stock, at cost	3,748	-	3,748	-
Accrued interest receivable	1,235	-	1,235	-

Financial liabilities
Deposits	$527,001	$-	$530,097	$-
Short-term borrowings	10,333	-	10,333	-
Notes payable	1,702	-	1,731	-
FHLB advances	21,000	-	21,274	-
Trust preferred securities	20,620	-	7,353	-
Accrued interest payable	138	-	138	-

December 31, 2011	Carrying	Fair Value Measurments Using
$'s in thousands	Amount	(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and cash equivalents	$14,846	$14,846	$-	$-
Loans held for sale	5,238	-	5,334	-
Loans, net of allowance for loan losses	436,025	-	-	443,727
Federal Reserve and FHLB Bank stock, at cost	3,685	-	3,685	-
Interest receivable	1,635	-	1,635	-

Financial liabilities
Deposits	$518,765	$-	$521,654	$-
Short-term borrowings	18,779	-	18,903	-
Notes payable	2,788	-	2,815	-
FHLB advances	12,776	-	13,149	-
Trust preferred securities	20,620	-	8,320	-
Accrued interest payable	2,954	-	2,954	-

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 23:	Commitments and Credit Risk

State Bank grants commercial, agri-business, consumer and residential loans to customers throughout the states of Ohio, Indiana, and Michigan.  Although State Bank has a diversified loan portfolio, agricultural loans comprised approximately 9% and 9% of the portfolio as of December 31, 2012 and 2011, respectively.

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

Forward sale commitments are commitments to sell groups of residential mortgage loans that the Company originates or purchases as part of its mortgage banking activities.  The Company commits to sell the loans at specified prices in a future period, typically within forty-five days.  These commitments are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sales since the Company is exposed to interest rate risk during the period between issuing a loan commitment and the sales of the loan into the secondary market.  At December 31, 2012, the Company had approximately $13.0 million in forward rate commitments to sell residential mortgage loans.

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

($ in thousands)	2012	2011
Loan commitments and unused lines of credit	$81,399	$75,272
Standby letters of credit	5,698	5,587
Total	$87,097	$80,859

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

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Salary continuation agreements with certain executive officers contain provisions regarding certain events leading to separation from the Company, before the executive officer’s normal retirement date, which could result in cash payments in excess of amounts accrued.

Note 24:	Effect of Recent Accounting Standards

ASU No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.

This ASU amends Topic 350 to allow the Company to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired.  If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action.  However, if the Company concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform a quantitative impairment test by comparing the fair value with the carrying amount in accordance with Codification Subtopic 350-30, Intangibles-Goodwill and Other, General Intangibles Other than Goodwill.

The Company also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test.  An entity will be able to resume performing the qualitative assessment in any subsequent period.

The amendments in this update are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012.  Management has determined that the adoption of ASU 2012-02 will not have a material impact on the Company’s Condensed Consolidated Financial Statements.

ASU 2011-04, Fair Value Measurements and Disclosures (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.

This ASU amends Topic 820 to add both additional clarifications to existing fair value measurement and disclosure requirements and changes to existing principles and disclosure guidance.  Clarifications were made to the relevancy of the highest and best use valuation concept, measurement of an instrument classified in an entity’s shareholder’s equity and disclosure of quantitative information about the unobservable inputs for Level 3 fair value measurements.  Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements.  The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and should be applied prospectively.  Early adoption is permitted.  Management adopted ASU 2011-04 effective January 1, 2012, as required, without a material impact on the Company’s Condensed Consolidated Financial Statements.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

ASU 2011-05, Other Comprehensive Income (Topic 220): Presentation of Comprehensive Income.

This ASU amends Topic 220 to give an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  An entity is also required to present on the face of the financial statement reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented.  The amendments do not change items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, only the format for presentation.  The updated guidance and requirements are effective for financial statements issued for the fiscal years, and the interim periods within those years, beginning after December 15, 2011.  The amendments should be applied retrospectively.  On October 21, 2011, the FASB issued a proposed deferral of the requirement that companies present reclassification adjustments for each component of OCI in both net income and OCI on the face of the financial statements.  Early adoption is permitted.  Management adopted ASU 2011-05 effective January 1, 2012, as required.  The statements of comprehensive income have been included within this Form 10-K.

ASU 2011-08 – Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment.

The ASU amends Topic 350 to permit an entity the option to first assess qualitative factors to determine whether it is more likely than not (50% threshold) that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test.  The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. Management adopted this standard effective January 1, 2012, as required, without a material impact on the Company’s Condensed Consolidated Financial Statements.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 25:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	2012	2011
($ in thousands)
Assets
Cash and cash equivalents	$601	$1,158
Investment in common stock of banking subsidiaries	71,136	68,915
Investment in nonbanking subsidiaries	1,427	(1,589)
Notes Receivable	-	2,000
Other assets	2,164	2,724
Total assets	$75,328	$73,208
Liabilities
Trust preferred securities	$20,000	$20,000
Borrowings from nonbanking subsidiaries	620	620
Notes Payable	750	1,500
Other liabilities & accrued interest payable	838	3,463
Total liabilities	22,208	25,583
Stockholders' Equity	53,120	47,625
Total liabilities and stockholders' equity	$75,328	$73,208

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Condensed Statements of Income

($ in thousands)	2012	2011
Income
Interest income	$-	$121
Dividends from subsidiaries:
Banking subsidiaries	4,600	2,165
Nonbanking subsidiaries	119	-
Total	4,719	2,165
Other income	264	154
Total income	4,983	2,440
Expenses
Interest expense	1,881	1,406
Other expense	1,269	1,580
Total expenses	3,150	2,986
Income (loss) before income tax and equity in undistributed (excess distributed) income (loss) of subsidiaries	1,833	(546)
Income tax benefit	(987)	(642)
Income before equity in undistributed income of subsidiaries	2,820	96
Equity in undistributed income of subsidiaries
Banking subsidiaries	1,832	2,634
Nonbanking subsidiaries	304	(1,373)
Total	2,136	1,261
Net income	$4,956	$1,357
Comprehensive income	$5,301	1,820

In December of 2011, the Company executed a transaction between two of its affiliates that was offset in the Parent Company financial statements.  The transaction in the amount of $0.31 million involved the transfer of assets that were valued at less than the carrying value of the assets on the affiliate.  Due to the assets remaining in the Company and for the purposes initially intended the loss was offset at the parent level.  In 2012, the net effect of this transaction was a reduction in income of $0.14 million.

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Condensed Statements of Cash Flows

	2012	2011
($ in thousands)
Operating Activities
Net income	$4,956	$1,357
Items not requiring (providing) cash
Equity in undistributed net income of subsidiaries	(2,136)	(1,261)
Expense of stock option plan	51	88
Other assets	560	(49)
Other liabilities	(2,625)	1,184

Net cash provided by operating activities	806	1,319

Investing Activities
Increase in Notes Receivable	2,000	-
Investment in Subsidiary	(2,613)	-
Net cash used in investing activities	(613)	-

Financing Activities
Repayment of NotesPayable	(750)	(200)

Net cash used in financing activities	(750)	(200)

Net Change in Cash and Cash Equivalents	(557)	1,119

Cash and Cash Equivalents at Beginning of Year	1,158	39

Cash and Cash Equivalents at End of Year	$601	$1,158

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 26:	Segment Information

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

2012	Banking	Data Processing	Other	Total Segments	Intersegment Elimination	Consolidated Totals
($ in thousands) Income Statement information:

Net interest income (expense)	$22,760	$(114)	$(1,881)	$20,765	$(33)	$20,732
Other revenue - external customers	12,427	2,294	19	14,740	-	14,740
Other revenue - other segments	289	1,537	245	2,071	(1,966)	105
Net interest income and other revenue	35,476	3,717	(1,617)	37,576	(1,999)	35,577
Non-interest expense	24,974	3,345	1,270	29,589	(2,104)	27,484
Significant noncash items:
Depreciation and amortization	942	280	10	1,232	-	1,232
Fixed asset and software impairment	65	-		65	-	65
Provision for loan losses	1,350	-	-	1,350	-	1,350
Income tax expense (benefit)	2,719	198	(988)	1,929	-	1,929
Segment profit (loss)	$6,434	$384	$1,899	$4,709	$105	$4,814

Balance sheet information:

Total assets	$633,353	$2,250	$75,328	$710,931	$(72,697)	$638,234
Goodwill and intangibles	17,572	-	-	17,572	-	17,572
Premises and equipment expenditures	$1,019	$2	$-	$1,021	$-	$1,021

2011	Banking	Data Processing	Other	Total Segments	Intersegment Elimination	Consolidated Totals
($ in thousands) Income Statement information:

Net interest income (expense)	$22,301	$(305)	$(1,285)	$20,711	$-	$20,711
Other revenue - external customers	10,187	3,332	32	13,551	-	13,551
Other revenue - other segments	301	1,388	146	1,834	(1,528)	306
Net interest income and other revenue	32,789	4,415	(1,107)	36,096	(1,528)	34,568
Non-interest expense	24,172	6,335	1,580	32,087	(1,834)	30,253
Significant noncash items:
Depreciation and amortization	870	903	10	1,783	-	1,783
Fixed asset and software impairment	-	609	-	609	-	609
Goodwillimpairment	-	381	-	381	-	381
Provision for loan losses	1,994	-	-	1,994	-	1,994
Income taxexpense (benefit)	1,824	(523)	(642)	658	-	658
Segment profit (loss)	$4,799	$(1,397)	$(2,045)	$1,358	$306	$1,664

Balance sheet information:

Total assets	$623,501	$3,577	$73,208	$700,286	$(71,622)	$628,664
Goodwill and intangibles	18,202	-	-	18,202	-	18,202
Premises and equipment expenditures	$560	$107	$13	$680	$-	$680

Rurban Financial Corp.

Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 27:	Quarterly Financial Information (Unaudited)

The following tables summarize selected quarterly results of operations for 2012 and 2011.

December 31, 2012	March	June	September	December
($ in thousand)
Interest income	$6,497	$6,610	$6,666	$6,349
Interest expense	1,672	1,342	1,232	1,194
Net interest income	4,875	5,268	5,434	5,155
Provision for loan losses	450	200	300	400
Non-interest income	3,581	3,208	3,408	4,648
Non-interest expense	6,676	6,871	6,725	7,212
Income tax expense	358	391	513	667
Net income	$972	$1,014	$1,304	$1,524
Earnings per share
Basic	$0.20	$0.21	$0.27	$0.31
Diluted	0.20	0.21	0.27	0.31
Dividends per share	-	-	-	-

December 31, 2011	March	June	September	December
($ in thousand)
Interest income	$6,810	$7,053	$6,893	$6,752
Interest expense	1,977	1,840	1,508	1,473
Net interest income	4,833	5,213	5,385	5,279
Provision for loan losses	499	898	297	299
Non-interest income	2,863	5,097	2,475	3,423
Non-interest expense	7,060	8,398	6,823	7,972
Income tax expense	127	237	137	157
Net income	$11	$777	$603	$274
Earnings per share
Basic	$-	$0.16	$0.12	$0.06
Diluted	-	0.16	0.12	0.06
Dividends per share	-	-	-	-

Rurban Financial Corp.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2012 and 2011

Rurban Financial Corp. (“Rurban”), is a bank holding company registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.  Through its direct and indirect subsidiaries, Rurban is engaged in commercial banking, computerized item processing, and trust and financial services.

The following discussion is intended to provide a review of the consolidated financial condition and results of operations of Rurban and its subsidiaries (collectively, the “Company”).  This discussion should be read in conjunction with the Company’s consolidated financial statements and related footnotes as of and for the years ended December 31, 2012 and 2011.

Forward-Looking Statements

This report may contain forward-looking statements about the Company and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995, which are not statements of historical fact.  These forward-looking statements provide current expectations or forecasts of future financial performance.  Examples of forward-looking statements include: (a) projections of income or expense, earning per share, the payments or non-payments of dividends, capital structure and other financial items; (b) statements of plans and objectives of the Company or our management or Board of Directors; (c) statements of future economic performance; (d) statements of future customer attraction or retention; and (e) statements of assumptions underlying such statements.  Words such as “anticipates”, “believes”, “plans”, “intends”, “expects”, “projects”, “estimates”, “should”, “may”, “would be”, “will allow”, “will likely result”, “will continue”, “will remain”, or similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements.  Forward-looking statements are based on management’s expectations and are subject to numerous risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking industry, changes in economic conditions in the market areas in which the Company and its subsidiaries operate, changes in policies by regulatory agencies, changes in accounting standards and policies, changes in tax laws, fluctuations in interest rates, demand for loans in the  market areas in which the Company and its subsidiaries operate, increases in FDIC insurance premiums, changes in the competitive environment, losses of significant customers, geopolitical events, the loss of key personnel and other factors.  For a more detailed discussion of the factors that could affect the Company’s financial results, please see Item 1A “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company does not undertake, and specifically disclaims any obligation, to update any forward looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with generally accepted accounting principles in the United States and conform to general practices within the banking industry.  The Company’s significant accounting policies are described in detail in the notes to the Company’s consolidated financial statements for the years ended December 31, 2012 and 2011.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions.  The Company’s financial position and results of operations can be affected by these estimates and assumptions and are integral to the understanding of reported results.  Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company’s financial condition and results, and they require management to make estimates that are difficult, subjective or complex.

Rurban Financial Corp.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2012 and 2011

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

EARNINGS SUMMARY

Net income for 2012 was $4.8 million, or $0.99 per diluted share, compared with net income of $1.7 million, or $0.34 per diluted share for 2011.

Net charge-offs for 2012 of $1.1 million resulted in a loan loss provision of $1.4 million, which was down from the $2.0 million in 2011.  State Bank reported net income for 2012 of $6.4 million, which is up significantly from the $4.8 million in net income in 2011.  RDSI reported net income for 2012 of $0.38 million, compared to a net loss of $1.4 million reported for 2011.  A number of one-time contract buyouts and vendor settlements significantly affected the 2012 RDSI results.

Rurban Financial Corp.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2012 and 2011

Positive results at State Bank for 2012 include loan growth of $20.8 million, and organic deposit growth of $8.2 million.  Both of these factors contributed to a net interest margin of 3.76 percent, which is down just 5 basis points from 2011.  The mortgage banking business line continues to grow, with residential real estate loan production of $333 million for the year, resulting in $6.3 million of revenue from gains on sale.  The Company’s loans serviced for others ended the year at $528 million.

CHANGES IN FINANCIAL CONDITION

Total assets at December 31, 2012 were $638.2 million, compared to $628.7 million at December 31, 2011.  Loans (excluding loans held for sale) were $463.4 million at December 31, 2012, compared to $442.6 million at December 31, 2011.  Total deposits were $527.0 million at year-end 2012, compared to $518.8 million at December 31, 2011.  Non-interest bearing deposits at December 31, 2012 were $77.8 million, compared to $66.0 million at December 31, 2011.  Total shareholders’ equity was $53.3 million at year-end 2012, up from $47.9 million from the prior year-end.

Significant Events of 2012

The Company expanded its profitability during 2012 with net income of $4.8 million, or $0.99 per share.  This was an improvement from the net income of $1.7 million for 2011.  Our Banking subsidiary, State Bank, had net income of $6.4 million, while our technology subsidiary, RDSI, made $0.38 million during 2012.

Improvements in problem assets were a factor in the Company’s increase in profitability during 2012.  At December 31, 2012, non-performing assets had declined $1.1 million from the prior year.  The level of non-performing assets to total assets fell to 1.40 percent from 1.60 percent for the prior year.  Loan delinquency ended the year at 1.08 percent at December 31, 2012 versus 1.57 percent at December 31, 2011.

Mortgage loan production and sale continued to be a significant part of our business model during 2012.  During the year, the Company sold $319 million of originated balances and had net mortgage banking revenue of $6.5 million.

Operating expense was reduced by 9.2% during 2012 as expenses at RDSI declined due to reduced business volume.  Additionally, State Bank made efforts to become more efficient with the reduction of six full-time equivalent staff positions.

The Company’s loan loss provision for 2012 totaled $1.4 million during 2012, which was down 32 percent from the $2.0 million incurred during 2011.  The provision level for 2012 was slightly above the $1.1 million of net charge-offs incurred during the year.

RDSI returned to profitability during 2012 from the losses incurred during 2011.  RDSI reported net income in 2012 of $0.38 million, an improvement from the $1.4 million loss incurred during 2011.

Rurban Financial Corp.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2012 and 2011

SUMMARY OF FINANCIAL DATA AND RESULTS OF OPERATIONS

	Year Ended December 31,
($ in thousands except per share data)	2012	2011	% Change

Total Assets	$638,234	$628,664	2%
Total Securities	98,702	111,978	-12%
Loans Held for Sale	6,147	5,238	17%
Loans (Net)	463,389	442,554	5%
Allowance for Loan Losses	6,811	6,529	4%
Total Deposits	$527,001	$518,765	2%

Total Revenues	$35,577	$34,568	3%
Net Interest Income	20,732	20,711	0%
Loan Loss Provision	1,350	1,994	-32%
Non-interest Income	14,845	13,857	7%
Non-interest Expense	27,484	30,253	-9%
Net Income	4,814	1,664	*
Basic Earnings per Share	$0.99	$0.34	*
Diluted Earnings per Share	$0.99	$0.34	*

*Percentage comparison not meaningful

Net Interest Income

	Year Ended December 31,
($ in thousands)	2012	2011	% Change

Net Interest Income	$20,732	$20,711	0.1%

Net interest income was $20.7 million for 2012 compared to $20.7 million for 2011, an increase of 0.1 percent, which was driven by higher loan volumes and the reduction of higher rate borrowings.  Average earning assets increased to $560.9 million in 2012 compared to $558.0 million in 2011, also due to loan volume.  The consolidated 2012 full-year net interest margin decreased 5 basis points to 3.76 percent compared to 3.81 percent at December 31, 2011.

Loan Loss Provision

Provision for Loan Losses of $1.4 million was taken in 2012 compared to $2.0 million taken for 2011.  The $0.6 million decrease was due to the lower level of charge-offs and the improvement in the Company’s non-performing asset levels. For 2012, net charge-offs totaled $1.1 million, or 0.24 percent of average loans.  Management continues to resolve problem loans and is developing strategies for removing these loans from non-performing status.

Rurban Financial Corp.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2012 and 2011

Non-interest Income

	Year Ended December 31,
(dollars in thousands)	2012	2011	%Change
Total Non-interest Income	$14,845	$13,857	7%
Data Service Fees	$2,515	$3,630	-31%
Trust Fees	2,501	2,616	-4%
Deposit Service Fees	2,624	2,531	4%
Gains on Sale of Loans	6,548	3,828	71%
Mortgage Loan Servicing Fees, net	124	(970)	*
Gains on Saleof Securities	-	1,871	*
Other	533	351	52%

* Percentage comparison not meaningful

Total non-interest income was $14.8 million for 2012 compared to $13.9 million for 2011, representing a $1.0 million, or 7.1 percent increase year-over-year.  This increase was driven by a 71 percent increase in gains on sale of loans. The increase in gain on sale of loans and loan servicing fees was driven by mortgage banking.  The Company sold $319 million into the secondary market, which allowed for the sold and serviced loan portfolio to grow from $402 million in 2011 to over $528 million at December 31, 2012.  This portfolio provides a servicing fee annuity, which is expected to provide servicing revenue for the foreseeable future.

Data Service Fees (“RDSI”)

	Year Ended December 31,
(dollars in thousands)	2012	2011	%Change

Data Service Fees	$2,515	$3,630	-31%

Data service fees decreased $1.1 million, or 30.7 percent, to $2.5 million in 2012 from $3.6 million in 2011.  During 2011, RDSI became exclusively an item processing and network services provider.

RDSI reported a 2012 fiscal year net income of $0.38 million, compared to a $1.4 million net loss reported for 2011.

Rurban Financial Corp.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2012 and 2011

Non-interest Expense

	Year Ended December 31,
(dollars in thousands)	2012	2011	%Change
Total Non-interest Expense	$27,484	$30,253	-9%
Salaries & Employee Benefits	14,518	14,174	2%
Professional Fees	1,912	1,920	0%
FDIC Insurance Expense	628	908	-31%
Goodwill & Intangible Impairment	-	381	*
Fixed Asset & Software Impairment	65	609	*
All Other	10,361	12,261	-15%

* Percentage comparison not meaningful

Non-interest expense for 2012 decreased $2.8 million, or 9.2 percent over 2011. The Company made further declines in staffing levels for efficiency purposes and to reflect the commensurate declines in RDSI revenues.  RDSI expenses were reduced by nearly $1.0 million due to no goodwill and fixed asset impairments, and there was a decline in FDIC expenses at State Bank. Total full-time equivalent headcount (FTE) ended 2012 at 204, which was down six from year end 2011.  State Bank continued to have higher expenses related to OREO and single family residential foreclosures.

FINANCIAL CONDITION

Investments

At December 31, 2012, the Company’s available for sale securities was $98.7 million, which was a $13.3 million decrease from the prior year.  Investment yields were down by an average of 61 basis points from the prior year.

Loans

($ in thousands)	Total Loans		Non-Accrual Loans		Non-Accrual Percentage
	2012	2011	2012	2011	2012	2011
Commercial	$81,767	$78,112	1,246	2,393	1.52%	3.06%
Commercial real estate	201,392	187,829	782	1,456	0.39%	0.78%
Agricultural	42,276	38,361	-	-	0.00%	0.00%
Residential real estate	87,859	87,656	2,631	2,471	2.99%	2.82%
Consumer	50,223	50,681	646	580	1.29%	1.14%
Leasing	148	216	-	-	0.00%	0.00%
Total loans	463,665	442,855	$5,305	$6,900	1.14%	1.56%
Less
Net deferred loan fees, premiums and discounts	(276)	(301)
Loans, net of unearned income	$463,389	$442,554
Allowance for loan losses	$(6,811)	$(6,529)

Loans increased $20.8 million to $463.7 million at December 31, 2012.  Loan volume increased in most categories, except for consumer loans.   State Bank continued to aggressively move out a number of problem credits during the year.

Rurban Financial Corp.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2012 and 2011

Asset Quality
			Change in
			Dollars/
(dollars in thousands)	12/31/2012	12/31/2011	Percentages
Non-accruing loans	$5,305	$6,900	$(1,595)
Accruing restructured loans	$1,258	$1,334	$(76)
OREO & Repossessed assets	$2,367	$1,830	$537
Non-performing assets	$8,930	$10,064	$(1,134)
Non-performing assets/total assets	1.40%	1.60%	-0.20%
Net charge-offs	$1,068	$2,180	$(1,112)
Net charge-offs/total loans	0.24%	0.49%	-0.25%
Loan loss provision	$1,350	$1,994	$(644)
Allowance for loan losses	$6,811	$6,529	$282
Allowance/loans	1.47%	1.48%	-0.01%
Allowance/non-accruing loans	128.4%	94.6%	33.8%
Allowance/non-performing assets	76.3%	64.9%	11.4%

Non-performing assets (loans + OREO (Other Real Estate Owned) + OAO (Other Assets Owned) + accruing TDR’s) were $8.9 million, or 1.40 percent, of total assets at December 31, 2012, a decrease of $1.1 million from 2011.  Net charge-offs were also down significantly during 2012 at $1.1 million, which was a $1.1 million improvement over 2011.  Our loan loss allowance at December 31, 2012 now covers our non-accruing loans at 128 percent, up from 95 percent at December 31, 2011.

CAPITAL RESOURCES

Stockholders’ equity at December 31, 2012, was $53.3 million, equivalent to 8.3 percent of total assets.  The total consolidated risk-based capital ratio was 12.6 percent at December 31, 2012.  Total consolidated regulatory (risk-based) capital was $59.4 million at December 31, 2012, and $52.0 million at December 31, 2011.  Capital ratios for the Company’s banking subsidiary, State Bank, were 8.4 percent for the Tier 1 leverage ratio and 12.1 percent for the risk-based capital ratio at December 31, 2012.

Goodwill and Intangibles

The Company completed the most recent annual goodwill impairment test as of December 31, 2012.  The first step impairment test compares the fair value of the reporting unit with the carrying value, including goodwill.  The reporting unit is State Bank.  RDSI has no remaining goodwill.  At December 31, 2012, State Bank passed step one, which indicated no impairment.

The fair value testing of Goodwill and Intangibles was conducted pursuant to ASC Topic 350 and utilized Company prepared projections of cash flows, historical financial results and market based comparisons.  These inputs were used to evaluate the expected future cash flows of the business and those results determined the fair value of the Goodwill and Intangibles.

Planned Purchases of Premises and Equipment

Management plans to purchase additional premises and equipment to meet the current and future needs of the Company’s customers.  These purchases, including buildings and improvements and furniture and equipment (which includes computer hardware, software, office furniture and license agreements), are currently expected to total approximately $0.81 million for State Bank and $0 for RDSI, over the next year.  These purchases are expected to be funded by cash on hand and from cash generated from current operations.

Rurban Financial Corp.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2012 and 2011

LIQUIDITY

Liquidity relates primarily to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses.  Sources used to satisfy these needs consist of cash and due from banks, interest bearing deposits in other financial institutions, securities available for sale, loans held for sale, and borrowings from various sources.  The assets, excluding the borrowings, are commonly referred to as liquid assets.  Liquid assets were $124.0 million at December 31, 2012 compared to $132.1 million at December 31, 2011.

The Company’s commercial real estate, first mortgage residential and multi-family mortgage portfolio of $289.3 million at December 31, 2012 can and has been readily used to collateralize borrowings, which is an additional source of liquidity.  Management believes the Company’s current liquidity level, without these borrowings, is sufficient to meet its current and anticipated liquidity needs.  At December 31, 2012, all eligible commercial real estate, residential first, and multi-family mortgage loans were pledged under an FHLB blanket lien.

The cash flow statements for the periods presented provide an indication of the Company’s sources and uses of cash as well as an indication of the ability of the Company to maintain an adequate level of liquidity.  A discussion of the cash flow statements for 2012 and 2011 follows:

The Company experienced positive cash flows from operating activities in 2012 and 2011. Net cash from operating activities was $7.4 million and $14.9 million for the years ended December 31, 2012 and 2011, respectively.  Significant non-cash items from operations for 2012 included OMSR recapture ($0.31 million), and OREO and fixed asset impairments ($0.12 million).  Net cash flows from loan sales and loans originated and held for sale were a negative $2.9 million.

The Company experienced negative cash flows from investing activities in 2012 and positive cash flows in 2011. Net cash from investing activities was ($10.0) million and $4.0 million for the years ended December 31, 2012 and 2011, respectively. The changes in net cash from investing for 2012 include the purchase of available-for-sale securities of $28.6 million, and net increase in loans of $23.0 million.  The changes in net cash from investing activities for 2011 include the purchase of available-for-sale securities of $52.2 million, net increase in loans of $19.7 million and the purchase of premises and equipment of $0.68 million.  In 2011 the Company received $44.3 million from sales of securities available for sale, while proceeds from repayments, maturities and calls of securities were $41.3 million and $29.2 million in 2012 and 2011, respectively.

The Company experienced positive cash flows from financing activities in 2012 and negative cash flows from financing activities in 2011. Net cash from financing activities was $6.9 million and ($34.5) million for the years ended December 31, 2012 and 2011, respectively. Significant financing activity during 2012 included net FHLB advance activity of $8.2 million.  Finally, $8.2 million and $3.1 million of the change is attributable to the change in deposits for 2012 and 2011, respectively.

Rurban Financial Corp.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2012 and 2011

The Company uses an economic value of equity (“EVE”) analysis to measure risk in the balance sheet incorporating all cash flows over the estimated remaining life of all balance sheet positions.  The EVE analysis calculates the net present value of the Company’s assets and liabilities in rate shock environments that range from -400 basis points to +400 basis points.  The likelihood of a decrease in rates as of December 31, 2012 and December 31, 2011 was considered to be remote given the current interest rate environment and therefore, was not included in this analysis.  The results of this analysis are reflected in the following tables for December 31, 2012 and December 31, 2011.

December 31, 2012 Economic Value of Equity ($’s in thousands)
Change in Rates	$ Amount	$ Change	% Change
+400 basis points	$ 95,056	$ 14,010	14.12%
+300 basis points	92,811	12,648	12.75%
+200 basis points	89,642	10,362	10.44%
+100 basis points	84,980	6,583	6.63%
Base Case	77,514	-	-

December 31, 2011 Economic Value of Equity ($’s in thousands)
Change in Rates	$ Amount	$ Change	% Change
+400 basis points	$ 112,424	$ 19,890	21.49%
+300 basis points	110,164	17,630	19.05%
+200 basis points	106,833	14,299	15.45%
+100 basis points	101,331	8,796	9.51%
Base Case	92,534	-	-

Off-Balance-Sheet Borrowing Arrangements:

Significant additional off-balance-sheet liquidity is available in the form of Federal Home Loan Bank (FHLB) advances, unused federal funds lines from correspondent banks and the national certificate of deposit market.  Management expects the risk of changes in off-balance-sheet arrangements to be immaterial to earnings.

The Company’s commercial real estate, first mortgage residential, and multi-family mortgage portfolios of $289.3 million have been pledged to meet collateralization requirements as of December 31, 2012.  Based on the current collateralization requirements of the FHLB, approximately $16.3 million of additional borrowing capacity existed at December 31, 2012.

At December 31, 2012 and 2011, the Company had $11.5 million in federal funds lines available.  The Company also had $30.4 million in unpledged securities that may be used to pledge for additional borrowings.

Rurban Financial Corp., the Bank Holding Company, had a term note balance at December 31, 2012 and 2011 of $0.75 million and $1.5 million, respectively.

Rurban Financial Corp.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2012 and 2011

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

($ in thousands)
	Payment due by period
	Less than 1				More than 5
Contractual Obligations	Total	year	1 -3 years	3 -5 years	years
Long-Term Debt Obligations	$21,000	$5,000	$8,500	$2,500	$5,000
Other Debt Obligations	22,322	750	952	-	20,620
Operating Lease Obligations	954	333	358	186	77
Other Long-Term Liabilities
Reflected on the Registrant's Balance Sheet under GAAP	194,071	95,274	75,721	21,149	1,927
Total	$238,347	$101,357	$85,531	$23,835	$27,624

The Company’s contractual obligations as of December 31, 2012 were comprised of long-term debt obligations, other debt obligations, operating lease obligations and other long-term liabilities.  Long-term debt obligations are comprised of FHLB Advances of $21.0 million.  Other debt obligations are comprised of Trust Preferred securities of $20.6 million and Notes Payable of $1.7 million.  The operating lease obligations are detailed in Note 21.  Other long-term liabilities include time deposits of $194.1 million.

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

Rurban Financial Corp.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
December 31, 2012 and 2011

The Federal Reserve Board together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation adopted a Joint Agency Policy Statement on interest rate risk effective June 26, 1996.  The policy statement provides guidance to examiners and bankers on sound practices for managing interest rate risk, which will form the basis for ongoing evaluation of the adequacy of interest rate risk management at supervised institutions.  The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest rate risk.  Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk management process that effectively identifies, measures and controls interest rate risk.

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

There are several ways an institution can manage interest rate risk including: 1) matching repricing periods for new assets and liabilities, for example, by shortening or lengthening terms of new loans, investments, or liabilities; 2) selling existing assets or repaying certain liabilities; and 3) hedging existing assets, liabilities, or anticipated transactions.  An institution might also invest in more complex financial instruments intended to hedge or otherwise change interest rate risk. Interest rate swaps, futures contracts, options on futures contracts, and other such derivative financial instruments can be used for this purpose.  Because these instruments are sensitive to interest rate changes, they require management’s expertise to be effective.  The Company has not purchased derivative financial instruments in the past, but during 2012 the Company entered into interest rate swap agreements as an accommodation to certain loan customers.  See Note 5 to the financial statements.  The Company may purchase such instruments in the future if market conditions are favorable.

Quantitative Market Risk Disclosure.  The following table provides information about the Company’s financial instruments used for purposes other than trading that are sensitive to changes in interest rates as of December 31, 2012.  The table does not present when these items may actually reprice.  For loans receivable, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the historical impact of interest rate fluctuations on the prepayment of loans and mortgage backed securities.  For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the table presents principal cash flows and applicable related weighted-average interest rates based upon the Company’s historical experience, management’s judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.  The current historical interest rates for core deposits have been assumed to apply for future periods in this table as the actual interest rates that will need to be paid to maintain these deposits are not currently known.  Weighted average variable rates are based upon contractual rates existing at the reporting date.

Principal/Notional Amount Maturing or Assumed to be Withdrawn In:

($ in thousands)	2013	2014	2015	2016	2017	Thereafter	Total
Rate Sensitive Assets
Variable Rate Loans	$57,845	$12,445	$9,237	$5,632	$4,179	$14,339	$103,677
Average interest rate	4.09%	3.98%	3.76%	3.98%	4.03%	3.81%	4.00%
Adjustable Rate Loans	$30,544	$24,476	$20,485	$18,215	$16,483	$91,738	$201,941
Average interest rate	4.43%	4.53%	4.60%	4.71%	4.56%	4.67%	4.60%
Fixed Rate Loans	$49,830	$32,090	$18,050	$15,539	$11,195	$37,214	$163,919
Average interest rate	4.73%	5.00%	4.72%	4.80%	4.69%	4.43%	4.72%
Total Loans	$138,219	$69,011	$47,772	$39,386	$31,857	$143,291	$469,536
Average interest rate	4.39%	4.65%	4.48%	4.64%	4.54%	4.52%	4.51%
Fixed rate investment securities	$25,452	$16,080	$8,101	$3,187	$1,673	$35,860	$90,353
Average interest rate	2.24%	1.28%	1.42%	1.86%	1.68%	2.81%	2.20%
Variable rate investment securities	$4,383	$2,268	$789	$725	$571	$3,361	$12,097
Average interest rate	0.89%	1.75%	1.40%	1.35%	1.20%	1.27%	1.23%
Fed Funds Sold & Other	$-	$-	$-	$-	$-	$-	$-
Average interest rate	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total Rate SensitiveAssets	$168,054	$87,359	$56,662	$43,298	$34,101	$182,512	$571,986
Average interest rate	3.98%	3.96%	4.00%	4.38%	4.34%	4.12%	4.07%

Rate Sensitive Liabilities
Demand - Non Interest Bearing	$10,982	$9,431	$8,099	$6,957	$5,974	$36,356	$77,799
Demand - Interest Bearing	$13,956	$12,293	$10,831	$9,543	$8,408	$62,258	$117,289
Average interest rate	0.06%	0.06%	0.06%	0.06%	0.06%	0.06%	0.06%
Money Market Accounts	$10,076	$8,814	$7,707	$6,742	$5,897	$41,145	$80,381
Average interest rate	0.11%	0.11%	0.11%	0.11%	0.11%	0.11%	0.11%
Savings	$7,608	$6,462	$5,622	$4,892	$4,262	$28,615	$57,461
Average interest rate	0.03%	0.03%	0.03%	0.03%	0.03%	0.03%	0.03%
Certificates of Deposit	$95,293	$53,390	$22,335	$12,069	$9,080	$1,904	$194,071
Average interest rate	0.86%	1.20%	2.04%	1.94%	1.14%	3.79%	1.20%
Fixed rate FHLB Advances	$1,500	$8,500	$-	$2,500	$2,500	$2,500	$17,500
Average interest rate	2.84%	2.37%	0.00%	1.99%	1.19%	1.67%	2.09%
Variablerate FHLB Advances	$3,500	$-	$-	$-	$-	$-	$3,500
Average interest rate	0.25%	0.00%	0.00%	0.00%	0.00%	0.00%	0.25%
Fixed rate Notes Payable	$364	$386	$202	$-	$-	$10,310	$11,262
Average interest rate	6.00%	6.00%	6.00%	0.00%	0.00%	10.60%	10.21%
Variablerate Notes Payable	$750	$-	$-	$-	$-	$10,310	$11,060
Average interest rate	6.00%	0.00%	0.00%	0.00%	0.00%	2.11%	2.37%
Fed FundsPurchased, Repos & Other	$10,333	$-	$-	$-	$-	$-	$10,333
Average interest rate	0.10%	0.00%	0.00%	0.00%	0.00%	0.00%	0.10%
Total Rate Sensitive Liabilities	$154,362	$99,276	$54,796	$42,703	$36,121	$193,398	$580,656
Average interest rate	0.63%	0.89%	0.88%	0.70%	0.40%	0.78%	0.74%

Principal/Notional Amount Maturing or Assumed to be Withdrawn In:
Comparison of 2012 to 2011 ($ in thousands)	First Year	Years 2 - 5	Thereafter	Total
Total Rate Sensitive Assets:
At December31,2012	$168,054	$221,420	$182,512	$571,987
At December31,2011	166,416	232,916	164,122	563,455
Increase(decrease)	$1,638	$(11,496)	$18,390	$8,532

Total Rate Sensitive Liabilities:
At December31,2012	$154,362	$232,896	$193,398	$580,656
At December31,2011	199,798	351,119	22,811	573,728
Increase(decrease)	$(45,436)	$(118,223)	$170,587	$6,928

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

Market for Rurban Financial Corp. Common Stock Related Shareholder Matters

Our common stock is traded on the NASDAQ Global Market under the symbol “RBNF”.  There were approximately 1,486 holders of record of our common stock as of December 31, 2012.

The following table presents quarterly market price information and cash dividends paid per share for our common stock for 2012 and 2011:

	Market Price Range
2012	High	Low	Dividends Paid

Quarter ended December 31, 2012	$7.25	$6.20	$-
Quarter ended September 30, 2012	8.02	6.17	-
Quarter ended June 30, 2012	7.22	3.80	-
Quarter ended March 31, 2012	4.00	2.60	-

2011	High	Low	Dividends Paid

Quarter ended December 31, 2011	$3.26	$2.35	$-
Quarter ended September 30, 2011	3.15	2.36	-
Quarter ended June 30, 2011	3.78	2.75	-
Quarter ended March 31, 2011	4.74	2.71	-

On January 27, 2010, Rurban announced that it had elected to suspend payment of quarterly cash dividends.  There can be no assurance as to the amount of dividends which may be declared in future periods with respect to the common shares of Rurban, since such dividends are subject to the discretion of Rurban’s Board of Directors, cash needs, general business conditions, dividends from the subsidiaries and applicable governmental regulations and policies.

The ability of Rurban to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends that may be declared by its subsidiaries.  State Bank may not pay dividends to Rurban if, after paying such dividends, it would fail to meet the required minimum levels under the risk-based capital guidelines and the minimum leverage ratio requirements.  State Bank must obtain the approval of the Federal Reserve Board and the Ohio Division of Financial Institutions if a dividend in any year would cause the total dividends for that year to exceed the sum of the current year’s net profits and the retained net profits for the preceding two years, less required transfers to surplus.  At December 31, 2012, State Bank had $4.3 million of excess earnings that were eligible for potential dividend to Rurban.

Payment of dividends by State Bank may be restricted at any time at the discretion of the regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice.  These provisions could have the effect of limiting Rurban’s ability to pay dividends on its outstanding common shares.  Moreover, the Federal Reserve Board expects Rurban to serve as a source of strength to its subsidiary banks, which may require it to retain capital for further investment in the subsidiary, rather than for dividends to shareholders of Rurban.

Stock Performance Presentation

The following line graph shows a comparison of the cumulative returns for the Company, the NASDAQ Market Bank Index and the NASDAQ Composite Index, for the period beginning December 31, 2007 and ending December 31, 2012.  The information assumes that $100 was invested at the closing price on December 31, 2007 in the Common Stock and each index, and that all dividends were reinvested.

Rurban Financial Corp.

Total Return Performance
Rurban Financial Corp.
NASDAQ Composite
NASDAQ Bank
Index Value
150
125
100
75
50
25
0
12/31/07
12/31/08
12/31/09
12/31/10
12/31/11
12/31/12

Index	*Period Ending* 12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
Rurban Financial Corp.	100.00	63.07	59.42	34.49	22.85	56.55
NASDAQ Composite	100.00	60.02	87.24	103.08	102.26	120.42
NASDAQ Bank	100.00	78.46	65.67	74.97	67.10	79.64

Source: SNL Financial LC, Charlottesville, VA
© 2013
www.snl.com

Officers List

Rurban Financial Corp.

Mark A. Klein
President and
Chief Executive Officer

Anthony V. Cosentino
Executive Vice President and
Chief Financial Officer

Keeta J. Diller
Senior Vice President
Audit Coordinator
Corporate Secretary

The State Bank and Trust Company

Administration

Mark A. Klein
President and
Chief Executive Officer

Anthony V. Cosentino
Executive Vice President and
Chief Financial Officer

Jonathan R. Gathman
Executive Vice President
Senior Lender

Cynthia E. Batt
Senior Vice President
Compliance / Risk Manager

Keeta J. Diller
Senior Vice President
Director of Operations
Audit Coordinator

Linda J. Hogrefe
Senior Vice President
Human Resources Manager

Kristen K. Nusbaum
Senior Vice President
Chief Retail/Deposit Officer

Carol M. Robbins
Senior Vice President
Asset Liability Manager

Nichole T. Wichman
Senior Vice President
Market and Sales Strategist

Steven A. Giesige
Vice President
Controller

Marc H. Beach
Assistant Vice President
Facilities Manager

Erin Strausbaugh Derrow
Assistant Vice President
Staff Attorney

Sarah S. Mekus
Officer, Executive Assistant
Corporate Secretary

Linda L. Sickmiller
Officer, Executive Assistant
Investor Relations

Regional Executives

David A. Anderson
Lima Regional President

David A. Homoelle
Columbus Regional President

John A. Kendzel
Toledo Regional President

Ryan D. Miller
Fulton/Williams County Regional President

Commercial Banking

Timothy P. Moser
Senior Vice President
Agri-Services Manager

Brandon S. Gerken
Vice President
Commercial Services

Laura W. Kline
Vice President
Small Business Development Officer

Jeffrey R. Starner
Vice President
Commercial Services

Rita M. Wilder
Assistant Vice President
Loan Assistant Supervisor

Credit Administration

Michael D. Ebbeskotte
Senior Vice President
Retail Credit Manager

Melinda L. Cline
Vice President
Loan Servicing Manager

Beth E. Harrold
Vice President
Commercial Credit Manager

Amy M. Hoffman
Vice President
Loan Review

Gregory A. Ritchey
Vice President
Collection and Resource Recovery Manager
Pamela A. Hurst
Assistant Vice President
Collections and Resource Recovery

Andrew M. Rickenberg
Assistant Vice President
Collections and Resource Recovery

Steven A. Walz
Vice President
Senior Credit Analyst

Deposit Services

Lesley L. Parrett
Vice President
Deposit Services Officer

Kristine K. Kegerreis
Vice President
Deposit Services Officer

Jean M. Nienberg
Assistant Vice President
Sales Support Manager

Information Technology

Gary A. Saxman
Executive Vice President
Information Technology Manager

James M. Bremer
Senior Vice President
Data Processing Operations Manager

Daniel R. Bischoff
Vice President
IT Support Specialist

Steven E. Struble
Vice President
IT Support Specialist

Officers List

Mortgage Lending

Pamela K. Benedict
Senior Vice President
Residential Real Estate Sales Manager – Defiance Region

Steven J. Watson
Senior Vice President
Residential Real Estate Sales Manager – Columbus Region

Patricia A. Borghese
Vice President
Mortgage Underwriter – Columbus Region

Susan A. Erhart
Vice President
Mortgage Process Underwriter III

Brian E. Smith
Vice President
Mortgage Underwriting Manager

Matthew H. Booms
Vice President
Secondary Market Manager

Denise S. Davenport
Assistant Vice President
Residential Mortgage Loan Originator

Gregory A. Patton
Assistant Vice President
Residential Mortgage Loan Originator

Karen A. Varner
Assistant Vice President
Residential Mortgage Loan Originator

Robert W. Warner
Assistant Vice President
Residential Mortgage Loan Originator

William G. Woodruff, Sr.
Assistant Vice President
Residential Mortgage Loan Originator

Retail Banking

Cynthia L. Ensign
Vice President
Consumer Lending Sales Manager/District Sales Manager

Dianne T. Jones
Vice President
District Sales Manager – Paulding County

Tyson R. Moss
Vice President
Commercial Services

Reginald E. Temple
Vice President
District Sales Manager – Toledo Region
Michelle L. Zeedyk
Assistant Vice President
District Sales Manager – Williams County

Stephen E. Jackson
Assistant Vice President
District Sales Manager – Fulton County

Pamela A. Maslak
Assistant Vice President
Customer Service Specialist III

Paula K. Nickell
Assistant Vice President
Sales Manager – Fort Wayne

Christina L. Stellhorn
Assistant Vice President
Retail Administration Officer/ Security Officer

Wealth Management

Craig A. Kuhlman, crsp, ctfa
Executive Vice President
Chief Trust Officer

David A. Bell, crsp
Executive Vice President
Retirement & Investment Services Manager

Kelly W. Cleveland
Senior Vice President
Senior Investment Officer

Robert J. Hanson, Jr., crsp
Senior Vice President
Sales and Client Services Manager

Dale M. Grocki
Vice President
Senior Trust Administrator II

Elizabeth D. Zartman
Vice President
Trust Operations Services Manager

Gwendolyn L. Anderson
Assistant Vice President
Office Manager

Rurbanc Data Services Inc
(RDSI)

Mark A. Klein
President and
Chief Executive Officer

Anthony V. Cosentino
Executive Vice President
Chief Financial Officer

Joseph A. Buerkle
Senior Vice President
Business Systems Support Manager

Yvonne M. Swayze
Vice President
DCM Item Processing Manager

Julie D. White
Assistant Vice President
Item Processing Operations Manager

Linda L. Sickmiller
Corporate Secretary